Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

THE shareholders of Hyperconnect, Inc. THAT ARE partIES hereto,

MG KOREA SERVICES LIMITED

and

MATCH GROUP, INC.

dated as of February 10, 2021

1

6.8	Korean Withholding Taxes	52
6.9	Tax Matters	53
6.10	Joinder of Other Shareholders	54
6.11	Post-Closing Matters	54
6.12	Termination of Certain Agreements	55
6.13	PlayCo Services Agreement	55
6.14	Cooperation for Transfer of Intellectual Property	56
6.15	Financing Cooperation	56
6.16	Payments to Shareholders Not Sellers	56
6.17	Services Agreement with Key Persons	56
6.18	OFAC Compliance	57

Article VII. Conditions precedent		57

7.1	Conditions to Sellers’ Obligations	57
7.2	Conditions to the Buyer Parties’ Obligations	58

Article VIII. Indemnification; R&W Insurance; Limitations on Liability		59

8.1	Indemnification	59
8.2	Limited Recourse for R&W Claims	60
8.3	R&W Insurance Policy	61
8.4	Benefit	62
8.5	Survival	62
8.6	Limitation on Recovery	63
8.7	Joinder Escrow Account and Indemnity Escrow Account.	63
8.8	Damages	64
8.9	Contingent Liabilities	64
8.10	Right to Recover; Taxes	64
8.11	Double Claims	65
8.12	Mitigation of Losses	65
8.13	Certificates	65

Article IX. Termination		65

9.1	Termination of this Purchase Agreement	65
9.2	Notice of Termination	66
9.3	Alternative Investment	66
9.4	Effect of Termination	66

Article X. Miscellaneous		66

10.1	Sellers’ Representatives	66
10.2	Matters relating to Prior Agreements	68
10.3	Several Obligations	68
10.4	Expenses and Taxes	68
10.5	Entire Agreement	69

2

10.6	Incorporation by Reference	69
10.7	Modifications	69
10.8	Waiver	69
10.9	Assignment	69
10.10	Severability	69
10.11	Governing Law	70
10.12	Arbitration	70
10.13	WAIVER OF JURY TRIAL	70
10.14	No Third Party Beneficiary	70
10.15	Notices	71
10.16	Counterparts	72
10.17	Confidentiality of Transaction Information	72
10.18	Confidentiality Obligations of Sellers	73
10.19	Fulfillment of Obligations	73
10.20	Failure to Pay	73
10.21	Specific Performance	73
10.22	Existing Agreements	73
10.23	Representation by Counsel	73
10.24	Match Guaranty	74

SCHEDULES AND ANNEXES

Schedule 1	Disclosure Schedule
Schedule 2	Anti-Dilution Adjustments
Schedule 3	Terminated Agreements
Schedule 4	Non-Korean Merger Control Jurisdictions
Schedule 5	Permitted Encumbrances
Schedule 6	Special Indemnity Items
Schedule 7	Exceptions to Interim Operating Covenant

Annex A	Sellers
Annex B	Option Holders
Annex C	Buyer Incentives
Annex D-1	Form of Adjustment Statement
Annex D-2	Form of Closing Consideration Schedule
Annex E	Representations and Warranties Regarding the Sellers
Annex F	Representations and Warranties Regarding the Company
Annex G	Representations and Warranties of the Buyer Parties
Annex H-1	Korean Withholding Taxes
Annex H-2	Form of Tax Indemnification Agreement
Annex I	Form of Joinder Agreement
Annex J	Data Room Index
Annex K	Release Provision of Escrow Agreement

3

Annex L-1	Certain Intellectual Property
Annex L-2	Founder IP Assignment Agreement
Annex M	Alternative Investment
Annex N-1	Rights and Preferences of Preferred Equity
Annex N-2	Form of Shareholders Agreement
Annex O	Form of Vested Option Termination
Annex P	Form of Vested and Unvested Option Agreement Amendments

4

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Purchase Agreement”) is entered into as of February 10, 2021 (the “Effective Date”), by and among:

(1)	each of the shareholders of the Company that is a direct signatory hereto as of the Effective Date and each of the shareholders of the Company that executes a Joinder following the Effective Date in accordance with the terms hereunder (each such shareholder, a “Seller” and together, “Sellers”);

(2)	MG Korea Services Limited, a limited company organized and existing under the laws of the Republic of Korea with its registered office located at 142 (Capital Tower, Yeoksam-dong), Teheran-ro, Gangnam-gu, Seoul, the Republic of Korea (the “Buyer”); and

(3)	Match Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware with its registered office located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231 (“Match” and, together with Buyer, each a “Buyer Party” and together, the “Buyer Parties”).

RECITALS

WHEREAS, as of the Effective Date, the Sellers listed in Annex A together own 11,731,480 shares of common stock, with a par value of KRW 500 per share (“Common Shares”), of Hyperconnect, Inc., a joint stock company (chusik-hoesa) duly organized and existing under the laws of the Republic of Korea with its registered office located at 20F, ASEM Tower, 517 Yeongdong-daero, Gangnam-gu, Seoul 06164, Korea (the “Company”); 833,330 shares of Series A redeemable convertible preferred stock of the Company, with a par value of KRW 500 per share (“Series A Preferred Shares”); and 2,102,740 shares of Series B redeemable convertible preferred stock of the Company, with a par value of KRW 500 per share (“Series B Preferred Shares”);

WHEREAS, subject to the terms and conditions set forth in this Purchase Agreement, Sellers desire to sell all of the Sale Shares to Buyer, and Buyer desires to purchase all of the Sale Shares from Sellers;

WHEREAS, (i) contemporaneously with the execution and delivery of this Purchase Agreement, and as a condition and inducement to the Buyer Parties’ willingness to enter into this Purchase Agreement, certain persons are entering into a restrictive covenants agreement with Match and the Company (each, a “Restrictive Covenants Agreement” and, collectively, the “Restrictive Covenant Agreements”), and (ii) between the Effective Date and the Closing Date, certain persons will be entering into employment service agreements with the Company (each, a “Service Agreement” and, collectively, the “Service Agreements”), each of which will become effective as of the Closing; and

WHEREAS, Match is party to this Purchase Agreement for the purpose of providing a guarantee of the performance of Buyer’s payment obligations hereunder and to make certain representations and warranties and agree to certain covenants as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto (including any Person that executes a Joinder following the Effective Date, each a “Party,” and collectively, the “Parties”) agree as follows:

Article I.

Definitions and Interpretations

As used in this Purchase Agreement, the following terms shall have the following meanings:

1.1	“Accredited Investor” has the meaning set forth in Section 4.2(a)(ix).

1.2	“Acquired Match Shares” has the meaning set forth in Section 2.7(a).

1.3	“Adjustment Escrow Account” has the meaning set forth in Section 2.4(b).

1.4	“Adjustment Escrow Amount” means Ten Million U.S. Dollars (USD10,000,000).

1.5	“Adverse Regulatory Outcome” has the meaning set forth in Section 6.2(a)(iv).

1.6	“Affiliate” of a Person means any Person which directly or indirectly Controls, is Controlled by or is under common Control with the first-mentioned Person.

1.7	“Aggregate Consideration” has the meaning set forth in Section 2.3.

1.8	“Alternative Investment” has the meaning set forth in Annex M.

1.9	“Alternative Investment Escrow Account” has the meaning set forth in Annex M.

1.10	“Altos Korea” means Altos Korea Opportunity Fund, LP.

1.11	“Ancillary Agreements” means the Escrow Agreement, the Service Agreements, the Restrictive Covenant Agreements and the Founder IP Assignment Agreement.

1.12	“Anti-discrimination Laws” have the meaning set forth in Section 22(b) of Annex F.

1.13	“Applicable Accounting Standards” means K-IFRS, applied consistent with the Company’s accounting methods, policies, practices and procedures used in the preparation of the unaudited consolidated financial statements of the Company Group as of December 31, 2020 and for the twelve (12) months then ended (to the extent such unaudited consolidated financial statements have been prepared in accordance with K-IFRS).

1.14	“Applicable Date” has the meaning set forth in Section 5(a) of Annex G.

1.15	“Articles” shall mean the Articles of Incorporation of the Company.

1.16	“Audited 2020 Financial Statements” has the meaning set forth in Section 6.5(b).

1.17	“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

1.18	“Base Cash Component” has the meaning set forth in Section 2.3(a).

1.19	“Basket” has the meaning set forth in Section 8.6(c).

1.20	“Board” has the meaning set forth in Section 6.11(a)(iii).

1.21	“Business” means the business or business activities of the Company Group as currently conducted as of the date of the Effective Date.

1.22	“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Seoul, Korea or New York, New York USA are required or authorized by Law to close.

1.23	“Buyer” has the meaning set forth in the Preamble.

1.24	“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in items 1(a) (Organization, Authorization, Enforceability) and 2(a) (Shares and Capitalization) in Annex G.

1.25	“Buyer Indemnified Parties” means the following Persons: (a) the Buyer Parties; (b) the Buyer Parties’ respective current and future Affiliates (including, following the Closing, each member of the Company Group); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b), and (c) above; provided, however, that the Equityholders will not be deemed to be “Buyer Indemnified Parties.”

1.26	“Buyer Material Adverse Effect” means, with respect to Match, any fact, event, change, development, circumstance or effect that is or would, with the passage of time, be reasonably likely to be materially adverse to the financial condition, results of operations or businesses of Match and its Subsidiaries taken as a whole, other than any fact, event, change, development, circumstance or effect resulting from or arising out of (i) changes or developments in or with respect to economic conditions in general, financial market conditions or geopolitical conditions, (ii) changes or developments in the industries in which any of Match and its Subsidiaries operate, (iii) changes in any Law or generally accepted accounting principles of the United States (or the interpretation in the enforcement thereof), (iv) the announcement of this Purchase Agreement and the Transaction, the performance and consummation of this Purchase Agreement or the identity of the Company Group, (v) any failure by Match or its Subsidiaries to meet any internal or public projections, forecasts or estimates of revenues or earnings (provided that any fact, event, change, development, circumstance or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Buyer Material Adverse Effect has occurred), (vi) acts of war (whether or not declared), civil disobedience, sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, or any outbreak of illness or other public health event (including COVID-19), or (vii) any actions taken or not taken by Match to the extent such action or omission is specifically required by the terms of this Purchase Agreement or with Sellers’ Representatives’ prior written consent; but only, in the case of the foregoing clauses (i) , (ii), (iii) and (vi), to the extent that such changes or developments occur after the Effective Date and do not have a materially and negatively disproportionate impact on Match and its Subsidiaries, taken as a whole, relative to the other companies of similar size and revenue operating in the geographic markets in which the Match and its Subsidiaries has operations or its products or services are sold (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

1.27	“Capital Gains Tax” has the meaning set forth in Annex H-1.

1.28	“Cash Consideration” has the meaning set forth in Section 2.3(a).

1.29	“Cash Percentage” has the meaning set forth in Section 2.3(a).

1.30	“Change of Control Payments” means any and all transaction bonus, severance, accrued vacation or paid-time-off, “change of control,” retention, termination, and other similar payment (plus the employer portion of any payroll Taxes required to be paid by any member of the Company Group with respect thereto) that becomes payable to an employee, director, or officer of any member of the Company Group as a result of the consummation of the Transaction pursuant to arrangements entered into with any member of the Company Group before the Closing.

1.31	“Claim” means any claim, demand or Proceeding (including, for the avoidance of doubt, an R&W Claim) however arising in relation to any provision of this Purchase Agreement.

1.32	“Claiming Party” means a Party that raises a Claim for Losses hereunder.

1.33	“Closing” has the meaning set forth in Section 4.1.

1.34	“Closing Adjusted Cash Component” has the meaning set forth in Section 3.1(b).

1.35	“Closing Cash” has the meaning set forth in Section 3.2(a).

1.36	“Closing Company Indebtedness” has the meaning set forth in Section 3.2(a).

1.37	“Closing Company Transaction Expenses” has the meaning set forth in Section 3.2(a).

1.38	“Closing Consideration Schedule” has the meaning set forth in Section 2.5(a).

1.39	“Closing Date” has the meaning set forth in Section 4.1.

1.40	“Closing Net Working Capital” has the meaning set forth in Section 3.2(a).

1.41	“Closing Statement” has the meaning set forth in Section 3.1(a).

1.42	“Common Shares” has the meaning set forth in the Recitals.

1.43	“Company” has the meaning set forth in the Recitals.

1.44	“Company Cash” means the cash and cash equivalents owned by the Company Group required to be reflected as (x) cash and cash equivalents, (y) short-term financial instruments (except as described in clause (a)(ii) below) and (z) money-market funds, and foreign currency futures derivatives which are measured at fair value through profit and loss and any accrued and unpaid interest income on any of the foregoing; provided that, Company Cash shall (a) exclude (i) the aggregate amount of outstanding checks, drafts and wires of the Company Group that have not posted, and (ii) the aggregate amount of all rental deposits and deposits that are made by the Company Group in support of employee loans, other than deposits in support of loans that are fully repaid within fifteen (15) Business Days following the Closing Date, (b) be reduced by Taxes imposed and other amounts withheld with respect to all cash and cash equivalents held by Subsidiaries of the Company if such cash and cash equivalents were distributed in full by such Subsidiary to the Company on the day immediately prior to the Closing Date, and (c) include the aggregate amount of checks and wires received by the Company Group as of the close of business on the day immediately before the Closing Date that have not been posted.

1.45	“Company Employee Plan” means (i) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other employee compensation or benefit plan, program or arrangement, in each case, that is maintained, sponsored or contributed to by any member of the Company Group (including pursuant to any service agreement with any service provider) or under which any member of the Company Group has any obligation or liability, whether fixed or contingent, direct or indirect, with respect to any of its current or former Service Providers, or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable Laws of any country outside the United States, and maintained by any Governmental Authority) (other than any statutory plan, program or arrangement that is required under applicable Laws of any country outside the United States, and maintained by any Governmental Authority).

1.46	“Company Financial Statements” has the meaning set forth in Section 11(a) of Annex F.

1.47	“Company Group” means the Company and its Subsidiaries.

1.48	“Company Inbound License” means any Contract under which any Intellectual Property is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue, agreements to co-exist, or non-assertion provisions) to any member of the Company Group by any Person.

1.49	“Company Indebtedness” means the aggregate amount of Indebtedness of the Company Group as of immediately prior to the Closing.

1.50	“Company Outbound License” means any Contract under which any member of the Company Group has licensed or otherwise made available any Company Owned Intellectual Property to a third party, including agreements containing releases, immunities from suit, covenants not to sue, agreements to co-exist, or non-assertion provisions with respect to Company Owned Intellectual Property.

1.51	“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

1.52	“Company Privacy Policy” means each external or internal, policy, notice or statement of the Company or any Subsidiary governing the Processing of Personal Data.

1.53	“Company Registered Intellectual Property” means the Company Owned Intellectual Property (including any Internet domain name registration) that has been registered with, or is the subject of a pending application before or with, any Governmental Authority or Internet domain name registrar.

1.54	“Company Software” means Software included in Company Owned Intellectual Property.

1.55	“Company Source Code” means any Source Code, or any portion, aspect or segment of any Source Code, for any Company Software.

1.56	“Company Transaction Expenses” means, without duplication, (a) the aggregate out-of-pocket expenses, costs, fees and disbursements (including fees and expenses payable to all attorneys, accountants, investment bankers and other consultants, advisers or similar service providers of the Company Group) that are payable by any member of the Company Group in connection with the preparation, negotiation, execution, delivery and performance of this Purchase Agreement pursuant to arrangements entered into by any member of the Company Group before the Closing (whether incurred or accrued before or after the Closing Date and whether or not such amounts have been billed as of or before the Closing Date); (b) any Change of Control Payments; (c) any transaction bonuses, retention payments, or change of control payments payable by the Company Group or any Seller to a Service Provider solely as a result of the consummation of the Closing, including any payments that are (A) made pursuant to a commitment or agreement to pay existing as of the Closing Date and (B) payable in respect of cancellation of Unvested Options to the extent not fully paid prior to the Closing (but excluding (i) any payments and/or benefits that become payable as a result of an involuntary termination of employment by the Company Group following the consummation of the Closing and (ii) any payments or benefits payable pursuant to agreements or arrangements entered into or implemented by a Buyer Party and effective on or following the consummation of the Closing), and the employer portion of any employment Taxes that are incurred by the Company Group in connection with the payment of any amounts described in this sub-clause (c) or in the preceding sub-clause (b); and (d) up to a cap of Two Million Five Hundred Thousand U.S. Dollars (USD2,500,000) in the aggregate, fifty percent (50%) of all amounts payable in connection with obtaining and binding (i) the R&W Insurance Policy and (ii) the D&O Tail Policy (in each case, including premiums, commissions, Taxes and other charges, fees or expenses of the underwriter(s) of such policies); except to the extent, in each of clauses (a), (b), (c) and (d) of this paragraph, any such expenses, costs, fees, disbursements or amounts (x) have been paid by any of the Company Group prior to 11:59 p.m. on the day immediately preceding the Closing Date or (y) have been paid by Sellers prior to the Closing or for which no member of the Company Group otherwise has any Liability on account of such amounts being payable by one or more Sellers.

1.57	“Condition” means any condition precedent to Closing for the benefit of (i) Sellers, as set forth in Section 7.1 or (ii) the Buyer Parties, as set forth in Section 7.2.

1.58	“Confidential Company Information” shall mean all information (whether or not specifically identified as confidential) relating to the business, financial or other affairs of the Company Group, in any form or medium, including, without limitation: (a) internal business information of any member of the Company Group (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any member of the Company Group, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that any member of the Company Group has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any member of the Company Group, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any member of the Company Group; (e) compilations of data and analyses, processes, methods, track and performance records of the Company Group, and databases relating thereto; (f) information related to the Company Intellectual Property; and (g) Confidential Transaction Information; provided that “Confidential Company Information” shall not include any information, in any medium or form, that (i) becomes (other than as a result of disclosure by any Equityholder, or a Person controlled by any Equityholder, in violation of a confidentiality obligation binding on such Person) generally available to, or generally known by the public or within the industry, (ii) is first independently developed by any Seller following the Closing without use of or reference to information that would be “Confidential Company Information” but for the exclusions set forth in this provision, or (iii) is first received by a Seller following the Closing from a third party not known by such Seller after reasonable inquiry to be bound by a duty of confidentiality to the Company with respect to such information.

1.59	“Confidential Transaction Information” shall have the meaning set forth in Section 10.17.

1.60	“Contaminants” has the meaning set forth in Section 18(l) of Annex F.

1.61	“Continuing Employee” has the meaning set forth in Section 6.7(a).

1.62	“Contract” means any contract, agreement, undertaking, indenture, lease or other instrument, commitment of any kind to which a Person is a party or by which it or any of its respective assets or properties is bound.

1.63	“Contributor” has the meaning set forth in Section 18(m) of Annex F.

1.64	“Control” of a Person means either the ownership of fifty percent (50%) or more of the voting stock of such Person or having the power or right to direct the management or policies of such Person, and “Controlled”, “Controlling” and other variations of the word shall have respective corresponding meanings.

1.65	“Copyrights” has the meaning set forth in Section 1.124.

1.66	“Court Order” means any judgment, decision, consent decree, injunction, ruling, or order of any federal, provincial, state, local, or foreign court or Governmental Authority that is binding on any Person or its property under applicable Laws.

1.67	“Current Assets” means, without duplication, the sum of line items set forth under the heading “Current Assets” in the Form of Closing Statement, as determined in accordance with Applicable Accounting Standards; for the avoidance of doubt, Current Assets will not include any Company Cash, capitalized retention bonus payments, rental deposits, prepaid capital expenditures, prepaid Company Transaction Expenses or any Tax assets.

1.68	“Current Liabilities” means, without duplication, the sum of line items set forth under the heading “Current Liabilities” in the Form of Closing Statement, as determined in accordance with Applicable Accounting Standards; for the avoidance of doubt, Current Liabilities will not include any Indebtedness, Series A Preferred Shares, Series B Preferred Shares, lease liabilities or any Tax Liabilities.

1.69	“Cyber Claim” means a Claim arising out of a breach or inaccuracy of any representation or warranty given by Sellers under Sections 18(l), 18(n), 18(o), 18(p), 18(q), 18(r), 18(s) and 18(t) of Annex F.

1.70	“D&O Policy” has the meaning set forth in Section 6.6(c).

1.71	“D&O Tail Policy” has the meaning set forth in Section 6.6(c).

1.72	“Data Partners” has the meaning set forth in Section 18(p) of Annex F.

1.73	“Data Room” means the virtual data room containing documents and information relating to the Company Group made available by Sellers to the Buyer Parties at Intralinks (URL: https://services.intralinks.com/web/index.html?#workspace/ 9638715 /documents) as of the day, Korea Time, immediately prior to the Effective Date, an index of the contents of which as of the Effective Date is attached hereto as Annex J.

1.74	“De Minimis Seller” has the meaning set forth in Section 2.7(c).

1.75	“Designated Match Subsidiary” has the meaning set forth in Annex M.

1.76	“Disaster Recovery Plan” has the meaning set forth in Section 18(d) of Annex F.

1.77	“Disclosure Schedule” means the disclosure schedule attached hereto in Schedule 1.

1.78	“Effective Date” shall have the meaning set forth in the Preamble.

1.79	“Electing De Minimis Seller” has the meaning set forth in Section 2.7(c).

1.80	“Employee Option Loans” has the meaning set forth in Section 2.2(d).

1.81	“Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.82	“Environmental Laws” means (a) the common law and (b) all Laws, by-laws, orders, instruments, directives, decisions, injunctions, and judgments of any government or international, supranational, executive, administrative, judicial, or regulatory authority or agency relating to the protection of the environment or of human health, safety, or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement, or clean-up of any contaminant and any amendment thereto and any and all regulations, orders, and notices made or served thereunder or pursuant thereto.

1.83	“Equityholder Indemnified Parties” means the following Persons: (a) the Equityholders as of the Closing and their respective current and future Affiliates (other than Match, Buyer or their respective Subsidiaries); (b) the respective Representatives of the Persons referred to in clause (a); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b).

1.84	“Equityholders”, means, collectively, all of the Shareholders and Option Holders.

1.85	“Escrow Accounts” has the meaning set forth in Section 2.4(b).

1.86	“Escrow Agent” means, unless otherwise mutually agreed by Sellers’ Representatives and Buyer, Citibank, N.A.

1.87	“Escrow Agreement” has the meaning set forth in Section 2.4.

1.88	“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Joinder Escrow Amount.

1.89	“Estimated Closing Cash” has the meaning set forth in Section 3.1(a).

1.90	“Estimated Closing Company Indebtedness” has the meaning set forth in Section 3.1(a).

1.91	“Estimated Closing Company Transaction Expenses” has the meaning set forth in Section 3.1(a).

1.92	“Estimated Closing Net Working Capital” has the meaning set forth in Section 3.1(a).

1.93	“Excess Accrual” means, with respect to any Pre-Closing Tax Return, the excess (if any) of (i) the amount of Taxes included in Closing Company Indebtedness as finally determined pursuant to Section 3.2 with respect to such Pre-Closing Tax Return over (ii) the amount shown as due on such Pre-Closing Tax Return as filed with the applicable Tax Authority that is attributable to the Pre-Closing Tax Period.

1.94	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.95	“Facility” means any real property, leaseholds, or other real property interest currently owned, held, occupied, or operated by the Company Group and any buildings, structures, or equipment (including motor vehicles) currently owned or operated by the Company Group.

1.96	“FCPA” has the meaning set forth in Section 20(a) of Annex F.

1.97	“Filing Deadline” means, with respect to the jurisdictions for the Non-Korean Merger Control Authorities, the date set forth opposite such jurisdiction on Schedule 4.

1.98	“Final Adjusted Cash Component” has the meaning set forth in Section 3.2(d).

1.99	“Final Closing Cash” means the calculation of Closing Cash that becomes final and binding on the Parties pursuant to Section 3.2.

1.100	“Final Closing Company Indebtedness” means the calculation of Indebtedness that becomes final and binding on the Parties pursuant to Section 3.2.

1.101	“Final Closing Company Transaction Expenses” means the calculation of Company Transaction Expenses that becomes final and binding on the Parties pursuant to Section 3.2.

1.102	“Final Closing Net Working Capital” means the calculation of Closing Net Working Capital that becomes final and binding on the Parties pursuant to Section 3.2.

1.103	“Financial Services Laws” means all Laws, by-laws, orders, instruments, directives, decisions, injunctions, and judgments of any government or international, supranational, executive, administrative, judicial, or regulatory authority or agency relating to (a) the prevention of money laundering or terrorist financing; (b) money remittance or transmission, electronic money, prepaid access, or stored value; and (c) virtual currency. For purposes of this definition “virtual currency” means any type of unit that is used as a medium of exchange or a form of digitally stored value.

1.104	“Form of Closing Statement” has the meaning set forth in Section 3.1(a).

1.105	“Founder IP Assignment Agreement” has the meaning set forth in Section 4.2(a)(vi).

1.106	“Fraud” means a knowingly false or dishonest (a) representation of a fact, matter or circumstance; or (b) act or omission, in each case of clauses (a) and (b) with the intent to deceive the other party to its detriment or to induce the other party to act or refrain from acting to its detriment in a manner that would be different than how the other party would act or refrain from acting if such party were aware of such fact, matter or circumstance.

1.107	“Free or Open Source Software” means any Software (in Source Code or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in Source Code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

1.108	“Fundamental Representations” means the representations and warranties set forth in items 1 (Organization, Authorization, Enforceability) and 3 (Ownership of Shares) of Annex E and items 1(a) (Organization, Authorization, Enforceability) and 3 (Capitalization) of Annex F.

1.109	“Governmental Authority” means any national, supranational, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body or self-regulatory organization.

1.110	“Governmental Authorization” means any permit, license, certificate, franchise, permission, clearance, approval, consent, waiver, non-objection, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or under any Law.

1.111	“Governmental Proceeding” has the meaning set forth in Section 6.5(d).

1.112	“Group Tax Return” has the meaning set forth in Section 23(j) of Annex F.

1.113	“Guaranteed Obligations” has the meaning set forth in Section 10.24(a).

1.114	“Hedging Transaction” means any transaction involving a swap, collar, derivative put, call, cap, option or other instrument or contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in the price of Match Shares or basis risk that is, in each case, executed in compliance with the Securities Act.

1.115	“HKIAC” has the meaning set forth in Section 10.12.

1.116	“Indebtedness” means, (A) with respect to any Person, without duplication, all Liabilities of such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes (convertible or otherwise) or similar debt instruments, but excluding Series A Preferred Shares and Series B Preferred Shares; (iii) to pay the unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (including guarantees of any indebtedness of employees); (vi) drawn-upon letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person; (vii) accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date; and (viii) jubilee provision for monetary and vacation rewards (for continuous services of three (3), six (6) and nine (9) years under Company Employee Plan), and (B) solely with respect to the Company Group, all Pre-Closing Taxes (taking into account the extent to which such Pre-Closing Taxes have been prepaid); provided that, Indebtedness of the Company shall not include any trade credit in the ordinary course or any amount included in Current Liabilities or Company Transaction Expenses.

1.117	“Indemnified Individual” has the meaning set forth in Section 6.6(a).

1.118	“Indemnity Escrow Account” has the meaning set forth in Section 2.4(c).

1.119	“Indemnifying Party” has the meaning set forth in Section 8.1(c).

1.120	“Indemnity Escrow Amount” means Twenty Million U.S. Dollars (USD20,000,000).

1.121	“Indemnity Escrow Sellers” has the meaning set forth in Section 2.4(c).

1.122	“Independent Accountant” means PricewaterhouseCoopers.

1.123	“Information Privacy and Security Laws” means applicable Laws relating to the privacy, security, Processing, or protection of Personal Data and payment card information, and data breach notification, including, as applicable and in each case as amended, consolidated, re-enacted or replaced from time to time: the Personal Information Protection Act of the Republic of Korea, the Telecommunications Business Act of the Republic of Korea, the Act on Promotion of Information Communications Network Utilization and Data Protection, Etc. of the Republic of Korea, the Use and Protection and Credit Information Act of the Republic of Korea, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Video Privacy Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state social security number protection laws, state data breach notification laws, state consumer protection laws, state data security laws, the California Consumer Privacy Act of 2018 (“CCPA”), the Massachusetts data protection law, 201 CMR 17.00, the General Data Protection Regulation (EU) 2016/679 (and nation specific rules), and the Payment Card Industry Data Security Standards.

1.124	“Insurer” means Euclid Transactional, LLC.

1.125	“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including all (i) trademarks, service marks, symbols, logos, business or trade names, domain names, d/b/a’s, certification marks, brand names, trade dress or any indicators of origin, together with all goodwill associated therewith (collectively, “Marks”); (ii) inventions, whether patentable or not, and all patents and applications therefor, including all divisions, provisionals, continuations, continuations-in-part, reexaminations, and renewal applications, and including renewals, extensions and reissues, and any improvements thereto (collectively, “Patents”); (iii) rights in confidential and/or proprietary information (including know-how and confidential designs, customer data and customer lists) and trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding state or foreign statutory law and common law); (iv) published and unpublished works of authorship, writing or other work protectable by the copyright laws of the United States or any other jurisdiction, including moral rights, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) rights in Software and databases (including computerized databases); and (vi) rights of publicity and other rights to use the names, likeness, signature, image, voice and biographical and personal information of individuals; and (vii) claims, causes of action and defenses relating to the enforcement of any of the foregoing.

1.126	“Joinder” has the meaning set forth in Section 6.10.

1.127	“Joinder Escrow Account” has the meaning set forth in Section 2.4(b).

1.128	“Joinder Escrow Amount” means, in the event that any Shareholder is not a Seller as of the Closing, the greater of (i) Five Million U.S. Dollars (USD5,000,000) and (ii) ten percent (10%) of an amount equal to the product of (x) the Aggregate Consideration multiplied by (y) the sum of all Share Fractions for all Shareholders that do not deliver a duly executed Joinder and that do not constitute Sellers as of the Closing.

1.129	“Key Person” means each of (i) AHN SANGIL (안상일), CEO; (ii) YONG HYOUNTAEK (용현택), CTO; (iii) SONG YOUNGAH (송영아), COO; (iv) KIM JUNGHOON (김정훈), CBO; (v) YOON SANGPIL (윤상필), VP, Head of Platform Group; and (vi) LEE KANGSAN (이강산), VP, Head of Azar Studio.

1.130	“K-IFRS” the international financial reporting standards as adopted by and in effect from time to time in the Republic of Korea.

1.131	“KFTC” means Korean Fair Trade Commission.

1.132	“KFTC Approval” means an approval issued by the KFTC under the Korean Competition Act in respect of the Transaction.

1.133	“KFTC Business Combination Report” has the meaning set forth in Section 6.2(a)(i).

1.134	“Korea” means the Republic of Korea.

1.135	“Korean Competition Act” means the Monopoly Regulation and Fair Trade Act of Korea.

1.136	“Korean Withholding Taxes” has the meaning set forth in Section 6.8.

1.137	“KRW” means Korean won, the lawful currency of Korea.

1.138	“Last Balance Sheet” has the meaning set forth in Section 11(a) of Annex F.

1.139	“Last Balance Sheet Date” has the meaning set forth in Section 11(a) of Annex F.

1.140	“Law” means any national, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, treaty or other requirement or rule of law.

1.141	“Leasehold Estate” means all of the rights and obligations of the Company Group as lessee under the applicable Lease.

1.142	“Leases” means all of the existing leases with respect to the personal or real property of the Company Group.

1.143	“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by the Applicable Accounting Standards to be reflected in financial statements or disclosed in the notes thereto.

1.144	“Lock-up Expiration” for any Key Person shall mean the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the termination of employment of such Key Person by the Company without “Cause” (as such term is defined in the Service Agreement for such Key Person) or the resignation by such Key Person from the Company with “Good Reason” (as such term is defined in the Service Agreement for such Key Person).

1.145	“Long Stop Date” has the meaning set forth in Section 9.1(d).

1.146	“Losses” means any damages, losses, payments, out-of-pocket costs and expenses (including reasonable and documented out-of-pocket legal fees, costs and expenses), other Liabilities and any incremental Taxes incurred as a result of a matter for which indemnification is required pursuant to Section 8.1.

1.147	“Marks” has the meaning set forth in Section 1.125.

1.148	“Match” has the meaning set forth in the Preamble.

1.149	“Match Reports” has the meaning set forth in Section 5(a) of Annex G.

1.150	“Match Shelf Registration Statement” has the meaning set forth in Section 6.3(d).

1.151	“Match Shares” means shares of the common stock of Match, par value USD0.001 per share.

1.152	“Material Adverse Effect” means, with respect to the Company Group, any fact, event, change, development, circumstance or effect that is or would, with the passage of time, be reasonably likely to be materially adverse to the financial condition, results of operations or businesses of the Company Group, taken as a whole, other than any fact, event, change, development, circumstance or effect resulting from or arising out of: (i) changes or developments in or with respect to economic conditions in general, financial market conditions or geopolitical conditions, (ii) changes or developments in the industries in which any of the Company Group operates, (iii) changes in any Law or generally accepted accounting principles of Korea (or the interpretation in the enforcement thereof), (iv) the announcement of this Purchase Agreement and the Transaction, the performance and consummation of this Purchase Agreement (other than Sellers’ compliance with Section 6.1(a)(i) hereof) or the identity of Match or Buyer, (v) any failure by the Company Group to meet any internal or public projections, forecasts or estimates of revenues or earnings (provided that any fact, event, change, development, circumstance or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (vi) acts of war (whether or not declared), civil disobedience, sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, or any outbreak of illness or other public health event (including COVID-19), or (vii) any actions taken or not taken by any Seller or the Company Group to the extent such action or omission is specifically required by the terms of this Purchase Agreement other than Section 6.1(a)(i) hereof) or with Buyer’s prior written consent; but only, in the case of the foregoing clauses (i) , (ii), (iii) and (vi), to the extent that such changes or developments occur after the Effective Date and do not have a materially and negatively disproportionate impact on the Company Group, taken as a whole, relative to the other companies of similar size and revenue operating in the geographic markets in which the Company Group has operations or its products or services are sold (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

1.153	“Material Contract” has the meaning set forth in Section 8(b) of Annex F.

1.154	“Minimum Closing Cash Balance” has the meaning set forth in Section 3.1(c).

1.155	“Misconduct Claim” has the meaning set forth in Section 22(e) of Annex F.

1.156	“NASDAQ” means the NASDAQ Stock Market LLC.

1.157	“Net Working Capital” means an amount equal to the Current Assets minus the Current Liabilities, in each case determined as of 11:59 p.m. on the day immediately preceding the Closing Date.

1.158	“Non-Korean Merger Control Approvals” means approval, consent, non-objection, to or of the Transaction granted by a Governmental Authority (or expiry of any statutory waiting period and any extension thereof) under the merger control laws enforced by the Non-Korean Merger Control Authorities.

1.159	“Non-Korean Merger Control Authorities” means the competition authorities in the jurisdictions set forth on Schedule 4.

1.160	“Non-Korean Merger Control Filing” has the meaning set forth in Section 6.2(a)(ii).

1.161	“Option Holder” means each holder of one or more Options.

1.162	“Option” means each outstanding and unexercised option to purchase Common Shares granted by the Company under the Articles. The outstanding Options and Option Holders as of the Effective Date are set forth in Annex B.

1.163	“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

1.164	“Organizational Documents” means the articles of incorporation, articles of association, memorandum of association, certificate of incorporation and bylaws, or equivalent governing documents, including all amendments thereto, of the applicable Person.

1.165	“Other Antitrust Authority” has the meaning set forth in Section 6.2(b).

1.166	“Party” has the meaning set forth in the Recitals.

1.167	“Patents” has the meaning set forth in Section 1.125.

1.168	“Payor” has the meaning set forth in Section 2.10.

1.169	“Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course that are not, in the aggregate, material to the businesses of the Company Group, taken as a whole, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or which may be hereafter paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) statutory limitations, conditions, exceptions (including easements, covenants, rights of way, restrictions or other similar charges), gaps or other imperfections or defects in title or chain of title, or other irregularities or Encumbrances (A) apparent in the records of a Governmental Authority maintaining such records and (B) that do not, individually or in the aggregate, impair the conduct of the businesses of the Company Group in the ordinary course or materially adversely affect the value of the businesses of the Company Group, (iv) any Encumbrances shown on the title policies or in the surveys contained in the Data Room as of the Effective Date, (v) any rights reserved or vested in any person by any original patent or grant or any statutory provision, (vi) covenants, conditions, restrictions, agreements, easements specifically identified in the Last Balance Sheet, (vii) Encumbrances incurred or deposits made in connection with workman’s compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and obligations, in each case in the ordinary course, (viii) restrictions on transfer arising under applicable securities Laws that do not materially interfere with the operation of the businesses of the Company Group in the ordinary course, (ix) Encumbrances in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company Group, (x) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (xi) guaranties, letters of credit or other forms of credit support given or extended by the Company for the benefit of any Subsidiary of the Company and set forth on Schedule 5, and (xii) Encumbrances resulting from any acts or omissions of, or from facts or circumstances attributable to, Buyer or any of its Affiliates.

1.170	“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, including any Governmental Authority.

1.171	“Personal Data” means any information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, to identify a natural Person, including name, address telephone number, email address, financial account number, government-issued identifier, online identifier, device identifier, IP address, location data, or biometric data, and/or (b) is considered “personally identifiable information,” “personal information,” “personal data,” or equivalent by one or more applicable Laws.

1.172	“Personal Property” means all computer equipment and other furniture, equipment, and other tangible personal property used in the Business, including any such furniture, equipment, or other tangible personal property used by the Company Group pursuant to a license, lease, or similar right.

1.173	“PlayCo” has the meaning set forth in Section 6.13.

1.174	“PlayCo Services Agreement” has the meaning set forth in Section 6.13.

1.175	“Policy” has the meaning set forth in Section 22(a) of Annex F.

1.176	“Post-Closing Statement” has the meaning set forth in Section 3.2(a).

1.177	“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

1.178	“Pre-Closing Tax Returns” has the meaning set forth in Section 6.9(a).

1.179	“Pre-Closing Taxes” means any (i) Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined, unitary or similar group Tax Return at any time on or before the Closing Date, and (iii) Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing.

1.180	“Preferred Shares” shall mean Series A Preferred Shares and Series B Preferred Shares.

1.181	“Prior SHAs” shall mean (i) the shareholders agreement, dated as of December 18, 2014, by and among the Company, certain Altos entities, and the other parties thereto, and (ii) the shareholders agreement, dated as of November 16, 2015, by and among the Company, certain Altos and SoftBank entities and the other parties thereto.

1.182	“Prior SSAs” shall mean (i) the share subscription agreement, dated as of December 18, 2014, by and among the Company, certain Altos entities, and the other parties thereto, and (ii) the share subscription agreement, dated as of November 16, 2015, by and among the Company, certain Altos and SoftBank entities and the other parties thereto.

1.183	“Privacy Commitments” has the meaning set forth in Section 18(n) of Annex F.

1.184	“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

1.185	“Product Software” has the meaning set forth in Section 18(e) of Annex F.

1.186	“Proposed Acquisition Transaction” has the meaning set forth in Section 6.1(c).

1.187	“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data.

1.188	“Products” means end user products, technology or Software of the Company Group that are, or that in the past three (3) years have been, licensed, sold, distributed or otherwise made available by the Company Group.

1.189	“Purchase Agreement” shall have the meaning set forth in the Preamble.

1.190	“R&W Claim” means any Claim by a Buyer Party arising out of a breach or inaccuracy of any representation or warranty given by Sellers under Section 5.1 or Section 5.2; provided, that, any Claims with respect to the matters set forth on Schedule 6 shall not constitute R&W Claims.

1.191	“R&W Insurance Policy” means the representations and warranties insurance policy to be issued by Insurer prior to the Closing, providing insurance coverage to Match against R&W Claims, subject to the limitations set out in the policy, and naming Match as insured.

1.192	“Reference Exchange Rate” for a specified date means, with respect to the conversion of KRW to USD or USD to KRW, the first notification rate of the basic rate of exchange (최초 고시 환율 매매기준율) published by Seoul Money Brokerage Services on that date.

1.193	“Reference Net Working Capital” means Ten Billion Four Hundred Million Korean Won (KRW10,400,000,000).

1.194	“Released Persons” means the following Persons: (a) each Seller; (b) each such Seller’s current and future Affiliates (other than the Buyer Parties or and their respective Subsidiaries); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b), and (c) above; provided, however, that the Buyer Parties and their Affiliates will not be deemed to be “Released Persons.”

1.195	“Relevant Documents” has the meaning set forth in Section 10.2(a).

1.196	“Relevant Terms” has the meaning set forth in Section 8.4(a).

1.197	“Remedy” has the meaning set forth in Section 6.2(a)(iv).

1.198	“Representatives” means, with respect to any Person, employees, directors, officers, financial advisors, legal advisors, accountants and other advisors or representatives of such Person.

1.199	“Respective Proportion” has the meaning set forth in Section 2.4(c).

1.200	“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

1.201	“Review Period” has the meaning set forth in Section 3.2(b).

1.202	“Sale Shares” means all of the Shares owned by the Sellers as of immediately prior to Closing.

1.203	“Sarbanes-Oxley Act” has the meaning set forth in Section 5(a) of Annex G.

1.204	“SEC” means the U.S. Securities and Exchange Commission.

1.205	“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.206	“Securities Transaction Tax” has the meaning set forth in Annex H-1.

1.207	“Security Incident” has the meaning set forth in Section 18(r) of Annex F.

1.208	“Seller Indemnified Matters” has the meaning set forth in Section 8.1(a).

1.209	“Sellers” has the meaning set forth in the Preamble.

1.210	“Sellers’ Objection” has the meaning set forth in Section 3.2(b).

1.211	“Sellers’ Representatives” has the meaning set forth in Section 10.1(a).

1.212	“Series A Preferred Shares” has the meaning set forth in the Recitals.

1.213	“Series B Preferred Shares” has the meaning set forth in the Recitals.

1.214	“Service Agreement” has the meaning set forth in the Recitals.

1.215	“Service Provider” means each officer, employee, individual consultant, manager or director of any member of the Company Group.

1.216	“Share Component Value” has the meaning set forth in Section 2.3(b).

1.217	“Share Consideration” has the meaning set forth in Section 2.3(b).

1.218	“Share Fraction” means, with respect to any Shareholder, a fraction, the numerator of which shall equal the number of Shares, on an as converted to Common Shares basis, held by such Shareholder as of immediately prior to the Closing, and the denominator of which shall equal the number of all issued and outstanding Shares, on an as converted to Common Shares basis, as of immediately prior to the Closing.

1.219	“Share Percentage” has the meaning set forth in Section 2.3(b).

1.220	“Shareholders” means the holders of Shares as of immediately prior to the Closing.

1.221	“Shares” means share of the capital stock of the Company, being consisted of Common Shares, Series A Preferred Shares and Series B Preferred Shares.

1.222	“Software” means all computer programs and systems, whether embodied in software, firmware or otherwise, including application programming interfaces, software implementations of algorithms, software tool sets, compilers, and including any and all forms in which any of the foregoing is embodied (whether in Source Code, object code, executable code or human readable form).

1.223	“Solvent” has the meaning set forth in Section 9 of Annex G.

1.224	“Source Code” means computer Software, in form other than object code form, which may be printed out or displayed in human readable form.

1.225	“Straddle Periods” has the meaning set forth in Section 6.9(b).

1.226	“Subsidiary” of a Person means such Person’s Affiliates who are Controlled by such Person.

1.227	“Tax” means all taxes, however denominated, imposed by any Tax Authority (including income, stamp, gross receipts, sales, use, value added, digital services, electronically supplied services, transfer, windfall profits, branch profits, occupation, premium, escheat, environmental, customs duties, capital stock, profits, social security unemployment, disability, registration, ad valorem, value added, alternative or add-on minimum, estimated, property, production, license, excise, franchise, severance, employment, payroll, withholding, equity, net worth and financial transactions taxes), whether disputed or not, together with any interest, penalties, fines and additions imposed thereto.

1.228	“Tax Authority” means any Governmental Authority exercising or purporting to exercise jurisdiction with respect to any Tax.

1.229	“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

1.230	“Terminated Agreements” has the meaning set forth in Section 6.12.

1.231	“Third Party Claim” means any matter which might give rise to a claim by a third party against (a) a Buyer Party or any of its Affiliates (which, for the avoidance of doubt, will include, at and after the Closing, the Company Group), which claim would or might give rise to a claim by a Buyer Party under or in connection with this Purchase Agreement or (b) one or more Sellers, which claim would or might give rise to a claim by any Seller under or in connection with this Purchase Agreement.

1.232	“Trading Days” means any day on which Match Shares are traded on NASDAQ.

1.233	“Transaction” means the transactions contemplated by this Purchase Agreement.

1.234	“Transfer” has the meaning set forth in Section 2.8(a).

1.235	“Unvested Option” means each Option (or portion thereof) that is subject to one or more unsatisfied vesting conditions as of immediately prior to the Closing (after taking into consideration any accelerated vesting that may occur in connection with the Closing, if any).

1.236	“Unvested Option Agreement Amendment” has the meaning set forth in Section 2.2(b).

1.237	“U.S. Person” has the meaning set forth in Section 4.2(a)(ix).

1.238	“USD” or “U.S. Dollars” means the lawful currency of the United States of America.

1.239	“Vested Option” means each Option (or portion thereof) that is not an Unvested Option.

1.240	“Vested Option Termination” has the meaning set forth in Section 2.2(a).

1.241	“Volunteer Advisor” has the meaning set forth in Section 6.11(a)(iii).

1.242	“Voting Debt” has the meaning set forth in Section 3(d) of Annex F.

1.243	In this Purchase Agreement, unless the context requires otherwise:

(a)           The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

(b)            The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)            Words importing gender include each gender and neutral gender.

(d)            Whenever the words “include”, “includes” or “including” are used in this Purchase Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)            The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(f)            Any reference to a contract or document is to that contract or document as amended, novated, supplemented, restated or replaced from time to time.

(g)           Whenever reference is made in this Purchase Agreement to any Article, Section, Annex or Schedule, such reference shall be deemed to apply to the specified Article, Section, Annex or Schedule of or to this Purchase Agreement.

(h)            The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Purchase Agreement.

Article II.

SALE AND PURCHASE

2.1            Sale and Purchase of the Sale Shares. At the Closing, subject to the terms and conditions set forth in this Purchase Agreement, each Seller shall sell and transfer to Buyer, and Buyer shall purchase and acquire from each Seller, all rights, title and interest in and to the Sale Shares, as set out against such Seller’s name in Annex A, free and clear of any Encumbrances other than (i) restrictions on transfer under applicable securities Laws, (ii) any rights or obligations of any Person under this Purchase Agreement or any Ancillary Agreement or (iii) any Encumbrance resulting from any acts or omissions of, or from facts or circumstances attributable to, Buyer or any of its Affiliates. At or prior to the Closing, the Sellers shall, and shall procure the Company to, take all actions to convert all Preferred Shares into Common Shares and the holders of Preferred Shares will have no further rights with respect thereto other than to the consideration payable with respect to their Common Shares following such conversion.

2.2            Treatment of Options.

(a)            Prior to the Closing, Sellers shall provide each Option Holder holding Vested Options with notice and a reasonable opportunity to exercise, in full or in part, any and all Vested Options held by such Option Holder no later than six (6) Business Days prior to the Closing, in accordance with the respective terms and conditions applicable to such Vested Option and subject to the terms and conditions set forth in this Purchase Agreement. Any Shares issued upon such exercise of such Vested Options shall form a part of the Sale Shares subject to such Option Holder executing and delivering to Buyer a Joinder in accordance with the terms of this Purchase Agreement. Sellers agree to update Annexes A and B to reflect any such exercise of Vested Options at least six (6) Business Days prior to the Closing. No later than six (6) Business Days prior to the Closing, with respect to each Option Holder of any Vested Option that remains outstanding and unexercised as of six (6) business days prior to the Closing, Sellers shall deliver to the Buyer on the Closing Date either (i)  an amendment (the “Vested Option Agreement Amendment”) in the form set forth in Annex P or (ii) a termination, release and waiver (the “Vested Option Termination”) in the form set forth on Annex O, in each case executed and delivered by each such Option Holder. All outstanding and unexercised Vested Options as of the Closing Date in respect of which any Option Holder delivered a Vested Option Termination shall, by virtue of the Closing, be cancelled and terminated effective as of immediately prior the Closing without payment to such Option Holder. All outstanding and unexercised Vested Options as of the Closing Date in respect of which any Option Holder delivered a duly executed Vested Option Agreement Amendment and a Joinder shall continue to be of force and effect after the Closing until exercised or cancelled in accordance with their respective terms. In no event shall Vested Options representing more than 1.5% of the number of outstanding Shares (assuming all Vested Options had been exercised) be amended pursuant to this Section 2.2(a)(i).

(b)            At the Closing, Sellers shall deliver to the Buyer on the Closing Date an amendment (the “Unvested Option Agreement Amendment”) in the form set forth in Annex P executed and delivered by each Option Holder of all Unvested Options that are outstanding as of immediately prior to the Closing.

(c)           Sellers shall, and shall procure the Company to, take all actions required in accordance with and pursuant to the Articles, any applicable Contracts evidencing Options and applicable Law, including amending the Articles to conform to the Vested Option Agreement Amendment and the Unvested Option Agreement Amendment and obtaining appropriate resolutions of (i) the Company’s board of directors or any committees thereof and (ii) the general meeting of shareholders, if and as required, obtaining any required consents, providing all notices, and taking all other actions necessary, in each case, in order to (A) effectuate the transactions required by paragraphs (a) and (b) of this Section 2.2 and (B) ensure that, from and after the Closing Date, Option Holders have no rights with respect thereto other than as provided in paragraphs (a) and (b) of this Section 2.2. Sellers shall provide Buyer all notices, resolutions, consents and other written materials described in this Section 2.2(c) for advance review and approval by Buyer, not to be unreasonably delayed or withheld; provided, that, for the avoidance of doubt, Buyer shall be deemed to have approved any and all Vested Option Agreement Amendments, Vested Option Terminations and Unvested Option Agreement Amendments, in each case, that are in the respective forms attached hereto.

(d)            Each Seller that formerly held Options prior to the Closing, hereby acknowledges and agrees that the Buyer will pay, or cause to be paid, at the Closing and on behalf of such Seller, in full the balance of any outstanding loans (including all accrued and unpaid interest thereon) borrowed by such Seller in connection with the exercise of such Options to the extent that such loans are guaranteed by the Company (all such outstanding loans constituting “Employee Option Loans”). Any such payment made by, or at the direction of, Buyer shall be deducted from the portion of the Closing Adjusted Cash Component otherwise payable to such Seller at the Closing but shall be treated as if such payment was made to such Seller by, or at the direction of, Buyer and subsequently used to repay such outstanding Employee Option Loans.

2.3           Purchase Price. The aggregate consideration to be paid hereunder by Buyer for one hundred percent (100%) of the Shares shall be One Billion Seven Hundred Twenty Five Million U.S. Dollars (USD1,725,000,000) (“Aggregate Consideration”), comprised of:

(a)            fifty percent (50%) (the “Cash Percentage”) of the Aggregate Consideration payable in cash in USD (“Base Cash Component”), subject to adjustment at the Closing as provided in Section 3.1 and, following the Closing, as provided in Section 3.2 (the “Cash Consideration”); and

(b)            fifty percent (50%) (the “Share Percentage”) of the Aggregate Consideration (the “Share Component Value”) payable by way of issuance and delivery of Match Shares, in accordance with and subject to the terms and conditions of Section 2.7 (the “Share Consideration”);

provided, that no later than three (3) Business Days prior to the Closing Date, Buyer shall have the right (exercisable by delivery of written notice to the Sellers’ Representatives) to increase the Cash Percentage and decrease the Share Percentage (in each case, by any amount in Buyer’s sole discretion). Notwithstanding the foregoing, in no event shall the Share Consideration exceed a maximum of thirty million (30,000,000) Match Shares, and if the number of Acquired Match Shares is so reduced by operation of this sentence, the Share Percentage shall be adjusted to accurately reflect the ratio of the Share Component Value over the Aggregate Consideration. At all times, the sum of the Cash Percentage and the Share Percentage shall equal one hundred percent (100%), and the Cash Percentage shall be adjusted, after the adjustment, if any, of the Share Percentage pursuant to this paragraph, in accordance with this sentence.

For the avoidance of doubt, the Aggregate Consideration has been determined on the assumption that one hundred percent (100%) of the Shareholders will constitute Sellers under this Purchase Agreement as of the Closing. In the event that any Shareholder does not constitute a Seller under this Purchase Agreement as of the Closing, then no portion of the Aggregate Consideration shall be payable to such Shareholder under this Purchase Agreement and any such portion that would have otherwise been payable to such Shareholder shall be retained by Buyer and shall not be payable to any other Shareholder, provided that, the rights of any Shareholders that constitute Sellers under this Purchase Agreement as of the Closing to be paid their respective portions of the Aggregate Consideration under this Purchase Agreement shall not be otherwise affected or limited.

For the avoidance of doubt, the Aggregate Consideration has been determined on the assumption that one hundred percent (100%) of the Vested Options will have been either exercised or terminated as of the Closing. In the event that any Option Holder holding Vested Options timely delivers a Vested Option Agreement Amendment, then (i) for the purpose of the definition of Share Fraction and for calculating the consideration payable to the Sellers under Article II and the number of Sale Shares as of the Closing Date, the Vested Options in respect of which any Vested Option Agreement Amendment have been delivered shall be deemed to have been exercised and the Shares issuable upon such deemed exercise shall be deemed outstanding, (ii) no portion of the Aggregate Consideration shall be payable in respect of such Shares deemed outstanding pursuant to clause (i) of this sentence under this Purchase Agreement and any such portion that would have otherwise been payable in respect of such Shares deemed outstanding shall be retained by Buyer and shall not be payable to any other Shareholder.

2.4            Deposit of Escrow Amount.

(a)           At or prior to the Closing or as contemplated by Annex M, the Sellers’ Representatives, Buyer and the Escrow Agent shall enter into an escrow agreement in the Escrow Agent’s form that is reasonably satisfactory to Sellers’ Representatives and Buyer, provided, that the provisions relating to release of funds maintained at the Escrow Accounts shall be consistent with, and shall not conflict with, those terms set forth in Annex K (the “Escrow Agreement”). The Sellers’ Representatives and Buyer shall agree upon a form of Escrow Agreement no later than ninety (90) days after the Effective Date. The Escrow Agreement shall clearly state that the Indemnity Escrow Account, the Adjustment Escrow Account and the Joinder Escrow Account shall be maintained separately and independently of one another and the release from, or dispute relating to, one shall not affect in any manner the others.

(b)           At the Closing, Buyer shall deduct from the Cash Consideration otherwise payable to the Sellers at the Closing in accordance with Section 3.1(b)(v) and deposit (i) the Adjustment Escrow Amount into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement in order to support the Sellers’ payment obligations under Section 3.3 and (ii) the Joinder Escrow Amount into an escrow account (the “Joinder Escrow Account” and, together with the Indemnity Escrow Account and the Adjustment Escrow Account, the “Escrow Accounts”) established pursuant to the terms of the Escrow Agreement, in order to support the Sellers’ indemnification obligations under Section 8.1(a)(iii), if any.

(c)            At the Closing, Buyer shall (i) deduct from the Cash Consideration otherwise payable to the Indemnity Escrow Sellers at the Closing in accordance with Section 3.1(b)(v) and deposit the product of the Cash Percentage multiplied by the Indemnity Escrow Amount into an escrow account (the “Indemnity Escrow Account”) established pursuant to the terms of the Escrow Agreement in order to support the Sellers’ indemnification obligations under Section 8.1(a)(v), and (ii) deposit the portion of the Share Component Value allocable to the Indemnity Escrow Sellers that would otherwise be payable in the form of Acquired Match Shares in accordance with Section 2.7, the value (calculated in the same manner as set forth in Section 2.7(a)) of which shall be equal to the product of the Share Percentage multiplied the Indemnity Escrow Amount, into the Indemnity Escrow Account, in each case in the Respective Proportion of each Indemnity Escrow Seller. Notwithstanding anything to the contrary in this Purchase Agreement, no Indemnity Escrow Seller shall be entitled to the issuance or delivery of the number of Match Shares the Share Component Value of which is deposited into the Indemnity Escrow Account pursuant to the immediately preceding sentence (and the aggregate number of Acquired Match Shares shall be reduced to give effect to this Section 2.4(c)). “Indemnity Escrow Sellers” mean (1) Mr. Sangil Ahn, (2) Mr, Hyuntaek Yong and, (3) collectively, Altos Korea and all Sellers who are Affiliates of Altos Korea. “Respective Proportion” of any Indemnity Escrow Seller means the fraction, the numerator of which equals the Sale Shares owned by such Indemnity Escrow Seller and the denominator of which equals the Sale Shares owned by all Indemnity Escrow Sellers. Under no circumstances shall any amount in excess of the Indemnity Escrow Amount be deposited into the Indemnity Escrow Account at Closing.

2.5            Closing Consideration Schedule.

(a)            No later than six (6) Business Days before the Closing Date, the Sellers’ Representatives will deliver to Buyer a schedule (the “Closing Consideration Schedule”), in the form attached hereto as Annex D-2, setting forth as of the Closing:

(i)	the number of issued and outstanding (A) Common Shares, (B) Series A Preferred Shares and Series B Preferred Shares, both the actual number and on an as-converted to Common Shares basis, (C) Unvested Options and (D) Vested Options that remain unexercised as of six (6) Business Days prior to the Closing; and

(ii)	for each Equityholder (u) such Equityholder’s name, address, and social security number or tax identification number, if applicable, (v) the number of (A) Common Shares (B) Series A Preferred Shares both the actual number and on an as-converted to Common Shares basis, (C) Series B Preferred Shares both the actual number and on an as-converted to Common Shares basis, (D) Unvested Options, in each case held by such Equityholder as of the Closing Date (and the exercise price for each such Option) and (E) Vested Options, in each case held by such Equityholder that remain outstanding and unexercised as of six (6) business days prior to the Closing, (w) the Share Fraction applicable to such Equityholder, (x) the balance of any outstanding Employee Option Loans with respect to such Equityholder, (y) the Sellers’ Representatives’ calculation of (I) the portion of the Closing Adjusted Cash Component and Share Consideration to be paid to each Seller at the Closing in accordance with this Article II (with a separate indication of all components thereof and a calculation of the net amount payable to such Seller after giving effect to the repayment of any Employee Option Loan) and (II) each Seller’s pro rata portion of the Escrow Amount, and (z) if applicable, the total amount of Taxes to be withheld from the consideration that such Seller is entitled to receive.

(b)            Each Seller hereby agrees to all allocations of the Cash Consideration, the Share Consideration and the Escrow Amount in accordance with this Article II and the Closing Consideration Schedule, and forever waives and relinquishes any and all rights to have the Cash Consideration, the Share Consideration or the Escrow Amount allocated in any other manner, whether pursuant to any provision of the Articles or any other Contract with, or for the benefit of, such Seller. Each Seller hereby agrees that the agreement and waiver set forth in the immediately preceding sentence shall be deemed to have satisfied all requirements under the Articles including, for the avoidance of doubt, with respect to any Preferred Shares, and the consideration provided for in this Purchase Agreement shall be the only consideration payable (by the Buyer Parties, the Company Group or otherwise) in respect of the Preferred Shares, and the Sellers holding Preferred Shares shall be entitled to no further consideration with respect thereto. Buyer shall be entitled to rely solely on the Closing Consideration Schedule and the provisions of this Article II with respect to the amounts allocated and payable to the Sellers. Neither the Buyer Parties nor the Company shall be liable for any damages to any Person, including any Equityholder, for any inaccuracy, error or omission in the Closing Consideration Schedule, or any action taken in reliance thereon.

2.6            Payment of the Closing Adjusted Cash Component. At Closing, Buyer shall pay (or cause to be paid) an amount equal to aggregate Share Fractions of the Sellers multiplied by the Closing Adjusted Cash Component, by wire transfer of immediately available funds, to one or more third party paying agent accounts previously designated in writing by Sellers’ Representatives for further distribution to Sellers, without any set off, restriction or condition and without any deduction or withholding, except (x) for any withholding of Taxes in accordance with Section 2.10 and (y) that, with respect to any Seller that has any outstanding Employee Option Loans, Buyer shall deduct from the consideration otherwise payable to such Seller and pay to the lender the balance (including all accrued and unpaid interest) of such Employee Option Loan in accordance with the documentation delivered to Buyer pursuant to Section 4.2. Each Seller shall be entitled to, prior to taking into account any withholding of Taxes in accordance with Section 2.10, an aggregate amount equal to (i) the Share Fraction of such Seller multiplied by (ii) the Closing Adjusted Cash Component.

2.7            Share Consideration.

(a)            The total number of Match Shares constituting the Share Consideration (the “Acquired Match Shares”), shall equal the number derived by dividing (i) the Share Component Value by (ii) the average of the daily dollar-volume-weighted average price for a Match Share, as reported by Bloomberg, L.P. through its “MTCH Equity VWAP” function for the time period 9:30 a.m. through 4:00 p.m. (Eastern Time) (or, if such function or service ceases to exist, any substitute function or service mutually agreed between Buyer and the Sellers’ Representatives) on each of the Trading Days over the twenty (20) consecutive Trading Days ending on and including the Trading Day that is immediately prior to the sixth (6th) Trading Day prior to the Closing Date, subject to any adjustments pursuant to Section 2.7(d).

(b)            Subject to Section 2.7(c) in respect of any Electing De Minimis Seller and at all times to adjustments required under Section 2.7(d), and in compliance with Section 6.3, at Closing, Buyer shall issue to each Seller the number of Match Shares equal to (i) the Share Fraction of such Seller multiplied by (ii) the total number of the Acquired Match Shares; provided that, any fractional Match Shares resulting from such calculation shall be accounted for by an increase in the Cash Consideration such that only an integral number of Match Shares will be issued to any given Seller. At or prior to the Closing, Match shall transfer to Buyer a number of Match Shares equal to or in excess of the total number of Acquired Match Shares.

(c)           No later than six (6) Business Days prior to the Closing Date, the Sellers’ Representatives shall provide to Buyer a list of De Minimis Sellers who elect to receive cash as set forth hereunder, which shall form a part of the Closing Consideration Schedule. Upon the receipt by Buyer of such notice, each De Minimis Seller who so elects as set forth in the Closing Consideration Schedule (each, an “Electing De Minimis Seller”) shall be deemed to have irrevocably authorized Buyer to, and Buyer shall, pay to the Electing De Minimis Sellers in cash in USD, by wire transfer of immediately available funds to the account(s) to which the Closing Adjusted Cash Component is to be paid, the portion of the Share Component Value that would otherwise be payable in the form of Acquired Match Shares in accordance with paragraphs (a) and (b) of this Section 2.7 allocable to the Electing De Minimis Sellers and no Electing De Minimis Seller shall be entitled to the issuance or delivery of any Match Shares pursuant to this Purchase Agreement (and the aggregate number of Acquired Match Shares shall be reduced to give effect to this Section 2.7(c)). “De Minimis Seller” means any Seller other than Key Persons, whose Share Fraction, expressed as a percentage, is zero point five percent (0.5%) or less. Sellers shall procure that a sufficient number of De Minimis Sellers become Electing De Minimis Sellers such that no more than forty-nine (49) Sellers (excluding Sellers who are “accredited investors” that qualify for an exemption from the relevant public offering regulations under the applicable Korean Law as such term is defined thereunder) actually receive their entitled portion of the Share Consideration in Acquired Match Shares, and in no event shall the Buyer Parties be required to issue and deliver Acquired Match Shares to more than forty-nine (49) Sellers (excluding Sellers who are “accredited investors” that qualify for an exemption from the relevant public offering regulations under the applicable Korean Law as such term is defined thereunder). Any Seller who, pursuant to clause (a)(x) of Section 4.1, certifies, or is deemed to certify, that it is a U.S. Person but not an Accredited Investor shall be deemed a De Minimis Seller. Notwithstanding the foregoing or anything else contained herein to the contrary, in no event will the sum of all Share Fractions of all Electing De Minimis Sellers exceed five percent (5%), without Buyer’s prior written consent.

(d)            The terms and conditions set forth in Schedule 2 relating to anti-dilution adjustments shall apply to the Share Consideration, the Acquired Match Shares and any similarly dependent item.

2.8            Match Shares issued to Key Persons.

(a)            Each Key Person agrees that, from the Closing to the Lock-up Expiration for such Key Person, such Key Person will not, without the prior written consent of Match, directly or indirectly, in whole or in part, including (without limitation) by means of solely cash-settled derivative or other cash-settled contract, in each case, linked to Match Shares, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or lend or otherwise transfer or dispose of (each, a “Transfer”) any Acquired Match Shares issued pursuant to Section 2.7 without the prior consent of Match, other than:

(i)	any Transfer (A) upon the death or incapacitation of any Key Person, including inheritance via testate or intestate proceedings, or (B) by any other operation of law outside of any Key Person’s control;

(ii)	any Transfer by a Key Person pursuant to any business combination, tender or exchange offer to acquire Match Shares or other extraordinary transaction that the board of directors of Match has recommended, or pursuant to a tender or exchange offer that the board of directors of Match has not recommended but only after such time as a majority of the Match Shares outstanding have been tendered into such offer and after all material conditions with respect to such offer has been satisfied, other than any such conditions that can be satisfied only at the closing of such offer; provided that, in the event such transaction or series of related transactions is not completed, the Match Shares held by such Key Person shall remain subject to the restrictions contained in this Section 2.8;

(iii)	any Transfer by a Key Person to any trust or similar estate planning vehicle for the direct or indirect benefit of the Key Person or the immediate family of the Key Person (for purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), provided that, prior to any such Transfer, such trust (or the trustee of such trust) or vehicle agrees in writing to hold such transferred Match Shares subject to the lock-up restrictions under this Section 2.8 as if such trust or vehicle were the original Key Person;

(iv)	any Transfer (either in a single or multiple Transfers) by a Key Person of no more than fifty percent (50%) of the aggregate Acquired Match Shares issued to such Key Person that are subject to the restrictions under this Section 2.8 (on a cumulative basis) (x) pursuant to a forward sale agreement, (y) by way of a block trade in the form of an accelerated or overnight bookbuilding offering or a private placement with guaranteed price or a sale to selected buyers (i.e., outside stock exchange trading) or (z) any other Transfer where the number of Acquired Match Shares subject to such Transfer does not exceed ten percent (10%) of the average daily trading volume of Match Shares over the five trading days preceding the date of such Transfer, in each case of clause (x), (y) and (z), where the total proceeds of such Transfer are placed into escrow with the Escrow Agent and not subject to release or delivery to such Key Person (or his or her designee) for any reason prior to such Key Person’s Lock-up Expiration, as applicable; or

(v)	on or after the 30th calendar day following the date on which the relevant Acquired Match Shares were first issued (or, solely in the case of a Hedging Transaction executed pursuant to, and by means of, a prospectus supplement filed under Rule 424(b)(7) of the Securities Act pursuant to Section 6.3(d), on or after the date on which such prospectus supplement has been filed) any Hedging Transaction by a Key Person that does not involve the transfer of legal ownership of any Acquired Match Shares at any time prior to such Key Person’s Lock-up Expiration.

(b)            Each Key Person agrees and consents to the holding of such Key Person’s Acquired Match Shares in restricted accounts at Match’s transfer agent in the name of such Key Person and to the entry of stop transfer instructions with Match’s transfer agent and registrar against the transfer of the Match Shares held by such Key Person except in compliance with the foregoing restrictions.

(c)            In addition, if the Cash Percentage is increased above fifty percent (50%) pursuant to Section 2.3(b), the amount of such increase in Cash Consideration that would otherwise be payable to any Key Person shall instead be placed into escrow with the Escrow Agent and not subject to release or delivery to such Key Person (or his or her designee) for any reason prior to such Key Person’s Lock-up Expiration; provided, that the exceptions to lock-up set forth in clause (a)(i) and (a)(iii) of this Section 2.8 shall apply mutatis mutandis to such portion of Cash Consideration so escrowed.

2.9            Grant of Match Equity Incentives. Within thirty (30) days after the Closing Date, subject to the terms and conditions set forth in this Purchase Agreement, Match shall grant to certain employees of the Company Group, which Mr. Sangil Ahn and Match shall agree upon as promptly as practical following the Closing and in any event within such thirty (30)-day period, an equity incentive award as set forth in Annex C. Mr. Sangil Ahn shall have the right to enforce Match’s obligations under this Section 2.9 (taking into account Annex C) against Match. Any Match Shares issuable upon grant, vesting and (if required) exercise of the equity incentive awards set forth in Annex C shall be, upon issuance, registered under applicable U.S. Federal and, if applicable, state “blue sky” securities laws and approved for listing on NASDAQ, subject to official notice of issuance.

2.10          Tax Withholding. Each of the Buyer Parties, the Company and their respective Affiliates (a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Purchase Agreement to any Seller or any other Person such amounts as such Payor is required to deduct and withhold under any Tax Law with respect to the making of such payment; provided, however, that the deduction and withholding of any Korean Withholding Taxes at all times be in accordance with the provisions of Annex H-1. In the event that a Payor determines that applicable Law requires such withholding of Taxes (other than any wage withholding applicable to compensation), such Payor (i) shall notify the Sellers’ Representative reasonably in advance of such withholding with reasonable supporting documentation regarding the imposition by the relevant Tax Law of a legal obligation to make such deduction and withholding, and (ii) shall cooperate in good faith with Sellers’ Representative to take any reasonable actions to reduce or eliminate such withholding of Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Purchase Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III.
Cash Consideration ADJUSTMENTS

3.1             Pre-Closing Adjustments.

(a)           Pre-Closing Estimates. Not more than ten (10) Business Days and at least six (6) Business Days prior to the scheduled Closing Date, Sellers’ Representatives shall prepare, or cause to be prepared, and deliver to Buyer a statement (the “Closing Statement”) setting forth a good faith estimate of each of (i) the Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Company Cash as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Estimated Closing Cash”), (iii) the Company Indebtedness (the “Estimated Closing Company Indebtedness”) and (iv) the Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”), together with reasonable supporting documentation showing the manner of calculation for each of the amounts set forth therein. The Closing Statement shall follow the format of the form of closing statement set forth in Annex D-1 (the “Form of Closing Statement”), and the Sellers’ Representatives shall determine any item constituting the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Company Indebtedness and Estimated Closing Company Transaction Expenses therein in accordance with the Applicable Accounting Standards and the applicable defined terms set forth herein. Buyer shall be entitled to comment on and request reasonable changes to the Closing Statement and Sellers’ Representatives shall consider in good faith any changes Buyer proposes to the Closing Statement; provided that, in case of any disagreement, the Estimated Closing Net Working Capital, the Estimated Closing Cash, the Estimated Closing Company Indebtedness and the Estimated Closing Company Transaction Expenses as set forth in the Closing Statement provided by the Sellers’ Representatives shall be used in determining the Closing Adjusted Cash Component for purposes of this Purchase Agreement in the manner set forth in Section 3.1(b) below and shall not constitute grounds for delay of the Closing or abandonment of the Transaction by Buyer for any reason other than manifest error. The Closing Consideration Schedule will be delivered concurrently with the Closing Statement.

(b)            Adjustment. The Cash Consideration to be paid at Closing shall be determined by adjusting the Base Cash Component as follows:

(i)	if (x) the Estimated Closing Net Working Capital is greater than the Reference Net Working Capital, then the amount of such excess shall be added to the Base Cash Component, or (y) the Estimated Closing Net Working Capital is less than the Reference Net Working Capital, then the absolute amount of such shortfall shall be deducted from the Base Cash Component;

(ii)	if (x) the Estimated Closing Cash is greater than the Minimum Closing Cash Balance, then the amount of such excess shall be added to the Base Cash Component, or (y) the Estimated Closing Cash is less than the Minimum Closing Cash Balance, then the absolute amount of such shortfall shall be deducted from the Base Cash Component;

(iii)	the Base Cash Component shall be reduced by the Estimated Closing Company Indebtedness, if any;

(iv)	the Base Cash Component shall be reduced by the Estimated Closing Company Transaction Expenses, if any; and

(v)	the Base Cash Component shall be reduced by the Escrow Amount,

and the Base Cash Component so adjusted shall be referred to herein as the “Closing Adjusted Cash Component”. Any of the components above that are expressed in KRW shall be translated into USD at the Reference Exchange Rate as of the Business Day immediately preceding the date of delivery of the Closing Statement.

(c)           Minimum Closing Cash Balance. Sellers shall cause the aggregate amount of Company Cash at Closing to be no less than Seven Billion Korean Won (KRW7,000,000,000) (the “Minimum Closing Cash Balance”).

3.2            Post-Closing Adjustments.

(a)            Preparation. Buyer shall, as soon as practicable, and in no event later than seventy-five (75) days after the Closing Date, prepare, or cause to be prepared, and deliver to Sellers’ Representatives, a statement (the “Post-Closing Statement”) of the actual Net Working Capital (the “Closing Net Working Capital”); the actual Company Cash as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Cash”), the actual Company Indebtedness (the “Closing Company Indebtedness”); the actual Company Transaction Expenses (the “Closing Company Transaction Expenses”), together with reasonable supporting documentation showing the manner of calculation for each of the amounts set forth therein. The Post-Closing Statement shall follow the format of the Form of Closing Statement, and Buyer shall determine any item constituting the Closing Net Working Capital, the Closing Cash, Closing Company Indebtedness and Closing Company Transaction Expenses therein in accordance with the Applicable Accounting Standards and the applicable defined terms set forth herein.

(b)           Review. Sellers’ Representatives shall complete their review of the Closing Net Working Capital and the Closing Cash within sixty (60) days after delivery thereof by Buyer (such sixty (60)-day period, the “Review Period”). In the event that Sellers’ Representatives determine that the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses has not been prepared on the basis set forth in Section 3.2(a), Sellers’ Representatives shall, on or before the last day of the Review Period, so inform Buyer in writing (such writing, “Sellers’ Objection”), setting forth a description of the basis of Sellers’ determination and the adjustments to the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses, as applicable, that Sellers’ Representatives believe should be made. If no Seller’s Objection is received by Buyer prior to expiration of the Review Period, the calculations of the Closing Net Working Capital, Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses as set forth in the Post-Closing Statement delivered by Buyer shall be deemed to have been accepted by Sellers and become final and binding upon the Parties.

(c)           Determination by Independent Accountant. If a Sellers’ Objection shall be duly delivered pursuant to Section 3.2(b), Buyer and Sellers’ Representatives shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the Sellers’ Objection. If any of Buyer’s and Sellers’ Representatives’ disagreements with respect to the proposed adjustments set forth in Sellers’ Objection remain after thirty (30) days following Buyer’s receipt of the Sellers’ Objection, each of them has the right to refer any such remaining disagreements to the Independent Accountant who, acting as expert and not as arbitrator, shall determine, on the basis set forth in and in accordance with this Section 3.2(c), the Applicable Accounting Standards and the applicable defined terms set forth herein), and only with respect to such remaining disagreements so submitted, whether and to what extent, if any, the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses requires adjustment. Sellers’ Representatives and Buyer shall instruct the Independent Accountant to deliver its written determination to Sellers’ Representatives and Buyer no later than thirty (30) days after the remaining disagreements are referred to the Independent Accountant. The Final Closing Net Working Capital, Final Closing Cash, Final Closing Company Indebtedness or Final Closing Company Transaction Expenses (if in dispute) shall be equal to either (i) the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses as asserted by Sellers’ Representatives in the Sellers’ Objection or (ii) the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses as asserted by Buyer in the Post-Closing Statement, respectively, whichever is closer to the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses, respectively, calculated based on the values of the disputed items as finally determined by the Independent Accountant. The Final Closing Net Working Capital, Final Closing Cash, Final Closing Company Indebtedness or Final Closing Company Transaction Expenses so determined shall be conclusive and binding upon the Parties absent manifest error. The fees and disbursements of the Independent Accountant shall be borne by the Party whose Final Adjusted Cash Component, calculated based upon the Closing Net Working Capital, Closing Cash, Closing Company Indebtedness and Closing Company Transaction Expenses, in each case as asserted by such Party resulting in the determination by the Independent Accountant in accordance with this Section 3.2(c), is farther from the Final Adjusted Cash Component as determined in accordance with paragraph (d) of this Section 3.2 than the other Party.

(d)            Adjustment. The Final Adjusted Cash Component shall be determined by adjusting the Base Cash Component as follows:

(i)	if (x) the Final Closing Net Working Capital is greater than the Reference Net Working Capital, then the amount of such excess shall be added to the Base Cash Component, or (y) the Final Closing Net Working Capital is less than the Reference Net Working Capital, then the absolute amount of such shortfall shall be deducted from the Base Cash Component;

(ii)	if (x) the Final Closing Cash is greater than the Minimum Closing Cash Balance, then the amount of such excess shall be added to the Base Cash Component, or (y) the Final Closing Cash is less than the Minimum Closing Cash Balance, then the absolute amount of such shortfall shall be deducted from the Base Cash Component;

(iii)	the Base Cash Component shall be reduced by the Final Closing Company Indebtedness, if any;

(iv)	the Base Cash Component shall be reduced by the Final Closing Company Transaction Expenses, if any; and

(v)	the Base Cash Component shall be reduced by the Escrow Amount (regardless of the release, if any, of any amount from the Escrow Amount after the Closing Date),

and the Base Cash Component so adjusted shall be referred to herein as the “Final Adjusted Cash Component”. Any of the components above that are expressed at KRW shall be translated into USD at the Reference Exchange Rate as of the Business Day immediately preceding the payment date.

(e)            Cooperation. From and after the delivery by Buyer to Sellers’ Representatives of the Post-Closing Statement until the earlier of the time either Party (x) refers any disagreement thereto to the Independent Accountant or (y) the final determination of the Final Adjusted Cash Component, the Buyer Parties shall, upon reasonable requests by Sellers’ Representatives, provide Sellers’ Representatives and their accountants reasonable access, during normal business hours and on reasonable notice, to all information used by Buyer in preparing the Post-Closing Statement, including work papers of its accountants (subject to customary hold-harmless covenants). From the time either Party refers any disagreement thereto to the Independent Accountant to the determination of the Final Adjusted Cash Component, each Party shall, upon reasonable advance notice and subject to the execution of customary work paper access letters if requested by the applicable accountants, (i) provide the Independent Accountant with reasonable access during normal business hours to the books and records used by such Party in preparing or reviewing the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses, Post-Closing Statement, Sellers’ Objections or any responses thereto between Parties, as applicable, including the work papers of its accountants (subject to customary hold harmless covenants), and all other items reasonably requested in writing by the Independent Accountant in connection therewith, and to any officers or employees during regular business hours and on reasonable advance notice, and (ii) otherwise cooperate with and assist the Independent Accountant’s review of the books and records of the Company Group, including work papers of its accountants (subject to customary hold-harmless covenants), in each case of (i) and (ii) to the extent necessary for the Independent Accountant to review, assess and verify the disputed items relating to the Closing Net Working Capital, the Closing Cash, the Closing Company Indebtedness or the Closing Company Transaction Expenses. No Party will disclose to the Independent Accountant, and Buyer and the Sellers’ Representatives shall instruct the Independent Accountant to not consider for any purpose, any settlement discussions or settlement offer made by any Party in respect of the adjustments under this Section 3.2, unless otherwise agreed to by Sellers’ Representatives and Buyer in writing. Neither the Buyer Parties nor the Sellers’ Representatives shall engage (directly or indirectly) in any ex parte communications with the Independent Accountant.

3.3            Payment of Post-Closing Adjustment Amount. If (a) the Final Adjusted Cash Component exceeds the Closing Adjusted Cash Component, then (i) Buyer shall promptly (and, in any event, within five (5) Business Days) after the final determination thereof pay to Sellers, in accordance with their respective Share Fraction, the amount of such difference to one or more third party paying agent bank accounts designated in writing by Sellers’ Representatives and (ii) the Sellers’ Representatives and Buyer shall provide joint written instruction to the Escrow Agent to release the entirety of the funds in the Adjustment Escrow Account to Sellers, in accordance with their respective Share Fraction, to one or more third party paying agent bank accounts designated in writing by Sellers’ Representatives, or (b) the Final Adjusted Cash Component is less than the Closing Adjusted Cash Component, then (i) the Sellers’ Representatives and Buyer shall provide joint written instruction to the Escrow Agent to release (A) the amount of such difference to one or more bank accounts designated in writing by Buyer and (B) any remainder following such release described in the immediately preceding clause (i)(A) to Sellers, in accordance with their respective Share Fraction, to one or more third party paying agent bank accounts designated in writing by Sellers’ Representatives and, (ii) if such difference is greater than the amounts remaining in the Adjustment Escrow Account, then Sellers shall promptly (and, in any event, within five (5) Business Days) after the final determination thereof pay to Buyer the excess of the amount of such difference over the amounts remaining in the Adjustment Escrow Account, to one or more third party paying agent bank accounts designated in writing by Buyer, in each case, by wire transfer of immediately available funds. The payment under this Section 3.3 shall not be subject to offset for any reason whatsoever except for any withholding of Taxes in accordance with Section 2.10.

3.4            No Double Counting. Notwithstanding anything to the contrary set forth in this Purchase Agreement, the Parties acknowledge and agree that no amount shall be taken into account, recognized, debited, credited or set off more than once in the calculation of the Closing Adjusted Cash Component or Final Adjusted Cash Component provided under this Article III, and no Party shall benefit from any double-counting in the calculation of any such adjustments.

Article IV.

CLOSING

4.1            Time and Place. The closing of the sale and purchase of the Sale Shares under this Purchase Agreement (“Closing”) shall take place at the offices of Lee & Ko at 18F, 63, Namdaemun-ro, Jung-gu, Seoul, Korea (provided that, the Parties may elect to effect all or a portion of the Closing via the remote exchange of electronic signature pages) at 9:00 A.M., Seoul time on the last Business Day of the month following the sixth (6th) Business Day after the first date on which all of the Conditions to the Closing set forth in Article VII (other than those by their terms cannot be satisfied at any time prior to the Closing, subject to their satisfaction at Closing) are satisfied or duly waived, or at such other time and place as agreed to by Buyer and Sellers’ Representatives. The date on which the Closing occurs, Korea time, is referred to herein as the “Closing Date”.

4.2            Closing Deliverables.

(a)            By Sellers. Sellers shall deliver or cause to be delivered to Buyer the following at the Closing:

(i)	the certificates representing the Sale Shares;

(ii)	a certified copy of the shareholders registry of the Company reflecting Buyer’s shareholding ratio in the Company;

(iii)	duly executed letters of resignation, in form and substance reasonably satisfactory to the Buyer and effective as of the Closing, of each of the officers and directors of the Company Group as requested by Buyer in writing no later than fourteen (14) days prior to the Closing, which resignations shall be accepted by the Buyer Parties and the Company on or promptly following the Closing Date;

(iv)	a certificate duly executed by an authorized representative of each Sellers’ Representative, dated as of the Closing, certifying that each of the conditions specified in Sections 7.2(a) and 7.2(b) have been fully satisfied;

(v)	each Ancillary Agreement, duly executed by each Seller party thereto;

(vi)	an executed form of Intellectual Property assignment agreement in the form set forth in Annex L-2 pursuant to which Mr. Sangil Ahn validly assigns to the Company all Intellectual Property set forth in such agreement including the items listed in Annex L-1 (“Founder IP Assignment Agreement”);

(vii)	Vested Option Terminations and Unvested Option Agreement Amendments duly executed by all Option Holders who hold any Options as of immediately prior to the Closing;

(viii)	documentation setting forth (x) the amounts of all Company Transaction Expenses required to be paid by or on behalf of the Company Group at the Closing and (y) the amounts of all Employee Option Loans (which documentation shall include, in each case, the identity of each recipient, amounts and wire instructions and any other information necessary for Buyer or the Company to effect the final payment in full thereof and to release any guarantees or other Encumbrances at the Closing); and

(ix)	for each Seller entitled to receive Acquired Match Shares pursuant to Section 2.7: (x) an investor questionnaire completed and duly executed by such Seller certifying that such Seller is either (A) an “accredited investor” as such term is defined in Rule 501 under the Securities Act (an “Accredited Investor”), (B) not a “U.S. person” as such term is defined by Regulation S under the Securities Act (a “U.S. Person”) or (C) a U.S. person but not an Accredited Investor (it being acknowledged and agreed that any Seller that fails to deliver such completed and duly executed investor questionnaire shall be deemed to have certified that it is a U.S. Person but not an Accredited Investor) and (y) such other information with respect to such Seller as is customary and necessary for Buyer’s transfer agent to record the issuance of such Acquired Match Shares in the name of such Seller.

(b)            By the Buyer Parties. Buyer shall deliver or cause to be delivered to Sellers (including in the case of Sections 4.2(b)(i) and 4.2(b)(iii)(B) below, to one or more third party paying agent accounts previously designated in writing by Sellers’ Representatives) the following at the Closing:

(i)	payment to each Seller its Share Fraction of the Closing Adjusted Cash Component in accordance with Section 2.6;

(ii)	payment of the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement in accordance with Section 2.4;

(iii)	(A) each Seller’s applicable allocation of the Share Consideration (if any) in accordance with Section 2.7(b) and (B) payment of the cash amount to the Electing De Minimis Sellers in accordance with Section 2.7(c);

(iv)	copies of the KFTC Approval and, to the extent obtained, all Non-Korean Merger Control Approvals;

(v)	a copy of the R&W Insurance Policy bound and in effect as of Closing;

(vi)	a certificate duly executed by an authorized officer of Match, dated as of the Closing, certifying that each of the conditions specified in Sections 7.1(a) and 7.1(b) have been fully satisfied;

(vii)	each Ancillary Agreement to which a Buyer Party or Affiliate thereof is a party, duly executed by such party; and

(viii)	on behalf of the Company Group, payment of the Company Transaction Expenses required to be paid by or on behalf of the Company Group at or around Closing by wire transfer of immediately available funds to an account or accounts of the applicable payees thereof, as designated in the document described in paragraph (a)(viii) of this Section 4.2.

4.3            Post-Closing Deliverables. The Parties acknowledge and agree that, (a) within ten (10) Business Days following the Closing Date, the Company shall apply to update its company registry with the appropriate commercial registry to reflect any changes in the directors and statutory auditor as a result of the consummation of the Transaction; and (b) within sixty (60) days following the Closing Date, the Company shall apply for the foreign invested enterprise registration in respect of the Company.

Article V.

Representations and Warranties

5.1            Representations and Warranties Regarding the Sellers. Each Seller represents and warrants to the Buyer Parties as of the Effective Date and as of the Closing Date, on a several but not joint basis and only with respect to itself, that except as set forth in the disclosure schedule attached hereto as Disclosure Schedule, which exceptions in the corresponding Section or sub-Section of the Disclosure Schedule shall be deemed to apply to the representations and warranties corresponding to the applicable Section or sub-Section referenced in the Disclosure Schedule and to any other representations and warranties to which the relevance of such information is reasonably apparent on its face, each of the representations and warranties set forth in Annex E is true and correct as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak as of a specified date, as of such specified date).

5.2            Representations and Warranties Regarding the Company. Each Seller represents and warrants to the Buyer Parties as of the Effective Date and as of the Closing Date, on a several but not joint basis, that except as set forth in the disclosure schedule attached hereto as Disclosure Schedule, which exceptions in the corresponding Section or sub-Section of the Disclosure Schedule shall be deemed to apply to the representations and warranties corresponding to the applicable Section or sub-Section referenced in the Disclosure Schedule and to any other representations and warranties to which the relevance of such information is reasonably apparent on its face, each of the representations and warranties set forth in Annex F is true and correct as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak as of a specified date, as of such specified date).

5.3            Representations and Warranties of the Buyer Parties. Each Buyer Party represents and warrants to each Seller, as of the Effective Date and as of the Closing Date, that each of the representations and warranties set forth in Annex G is true and correct as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak as of a specified date, as of such specified date).

Article VI.

Covenants

6.1            Conduct of Business; No Solicitation of Other Proposals.

(a)            Between the Effective Date and the Closing, subject to Section 6.1(b) the Sellers shall use reasonable efforts to cause the Company Group to (i) conduct the Business in the ordinary course consistent with past practice in all material respects; and (ii) except as set forth on Schedule 7 or as may be first approved in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed, and it being understood that if Buyer fails to respond in writing (e-mail being sufficient) within five (5) Business Days of the date on which Buyer receives a request for such approval, then Buyer shall be deemed to have provided its approval to such request for all purposes under this Purchase Agreement), not do any of the following:

(i)	issue or commit to issue any shares of its capital stock or other equity interests, other than issuance of any Common Shares upon the exercise of Options that are outstanding as of the date hereof in accordance with their respective terms as in effect on the date hereof, or otherwise increase its share capital with or without proceeds; issue or commit to issue bonds with warrant or convertible bonds, or any other right to subscribe for shares of its capital stock; purchase, redeem, retire or otherwise acquire any shares of any such capital stock or other equity interests; or declare or pay any dividend or other distribution or payment in respect of shares of capital stock or other equity interests (other than (A) cash dividends declared and paid prior to 11:59 p.m. on the day prior to the Closing Date or (B) dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company);

(ii)	split, combine, reclassify any of its capital stock or other equity interests, or make any other change with respect to the total number of capital stock or other equity interests issued and outstanding as of the Effective Date;

(iii)	adopt any change to its Organizational Documents;

(iv)	(A) except as required by any change in Law, adopt or change any Tax or other accounting method, principle or practice or change in any annual Tax accounting period, or (B) make or change any material Tax election, settle or compromise any claim, notice, audit report, or assessment in respect of any material Taxes, or amend any material Tax Return; make a request for a Tax ruling; enter into or make a request to enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax closing agreement, or similar ruling or agreement (including with a Governmental Authority) in respect of Taxes; surrender any right to claim a Tax refund or any unresolved or ongoing material Tax dispute or material Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(v)	cancel any Indebtedness in excess of KRW 1 billion in favor of the Company Group or settle any Proceeding or waive or release any material right or claim of the Company Group;

(vi)	except as required pursuant to the terms of any Company Employee Plan as in effect as of the Effective Date, or as otherwise required by applicable Law, (1) grant, pay, or promise to pay, or increase any form of compensation or benefits payable by the Company or any Subsidiary thereof, including without limitation, any increase or change pursuant to any Company Employee Plan, except as required by any applicable Law, other than (A) with respect to the hiring after the Effective Date of highly qualified individuals, whose number shall not be more than twenty (20) in total, the grant, payment or promise to pay annual salary or wage rate at a market-competitive level to attract and retain such individuals, (B) with respect to employees of the Company Group as of the Effective Date with a title of “Director” or any junior title, (x) the increase of base salaries that do not exceed, (i) with respect to any employee with a base salary of KRW 150 million or more, twenty percent (20%) on an individual, annualized basis (provided, that, the Sellers’ Representatives shall provide the Buyer Parties with written notice of any increase that exceeds 20% on an individual annualized basis for any employee with a base salary of less than KRW 150 million) and (ii) thirteen percent (13%) in the aggregate, on an annualized basis, from the base salaries for all such employees in effect prior to such increase and (y) the increase in any fringe benefits other than base salaries; it being understood that, prior to any material increase of base salary or other fringe benefits described in this clause (B), the Company shall provide prior written notice to, and reasonably consult with, Match, and (C) the payment of annual bonuses for calendar year 2020, based on actual performance achievement, in the ordinary course of business consistent with past practice; (2) accelerate the vesting, funding or payment of any compensation or benefits under any Company Employee Plan; (3) enter into, adopt, amend or terminate any Company Employee Plan; or (4) grant any equity or equity-linked awards or other bonus, commission or incentive compensation to any Service Provider other than in the ordinary course of business consistent with past practice;

(vii)	(A) enter into, amend, cancel, or terminate any Specified Material Contract to which any member of the Company Group is a party or (B) except in the ordinary course of business, consistent with past practice enter into, amend, cancel, or terminate any other Material Contract to which any member of the Company Group is a party;

(viii)	enter into, amend, cancel, or terminate any Governmental Authorization to which any member of the Company Group is a party;

(ix)	mortgage, pledge, or otherwise subject to an Encumbrance any assets of the Company Group other than Permitted Encumbrances;

(x)	other than pursuant to Material Contracts that are in effect as of the Effective Date, dispose of, sell, transfer (including transferring the registration of), assign, subject to an Encumbrance (other than pursuant to Company Outbound Licenses or a Permitted Encumbrance), pledge, lease, license (other than non-exclusive licenses granted in the ordinary course of business), dedicate to the public, fail to maintain, fail to renew, fail to protect or defend, let lapse, or abandon any material assets (including Personal Data and material Intellectual Property) of the Company Group other than (A) in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets (which assets shall not include Intellectual Property) with a fair market value not in excess of KRW 1 billion in the aggregate;

(xi)	incur Indebtedness (whether or not convertible into equity) for borrowed money, commit to borrow money, or make or agree to make loans or guarantee Indebtedness, in each case, other than (A) in the ordinary course of business consistent with past practice not in excess of KRW 5 billion in the aggregate, (B) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial to the Company Group than the Indebtedness being replaced or (C) guarantees of Indebtedness of wholly-owned Subsidiaries of the Company;

(xii)	pay, discharge or satisfy (or fail to pay discharge or satisfy) any material Liabilities of the Company Group, in each case, other than in the ordinary course of business consistent with past practice;

(xiii)	make capital expenditures, or incur any obligations to make any capital expenditures, in each case, other than in an amount not to exceed KRW 5 billion in the aggregate; or

(xiv)	agree, whether orally or in writing, to do any of the things described in Section 6.1(a)(i) through Section 6.1(a)(xiii) other than as expressly provided for in this Purchase Agreement.

(b)            Notwithstanding anything to the contrary set forth in this Purchase Agreement, none of Sellers, Affiliates of any Seller and the Company Group shall be prevented from undertaking, be required to obtain Buyer’s consent in relation to, or be prevented from incurring any Liability as a result of effecting, any of the following:

(i)	any matter necessary to comply with applicable Law or requests from or requirements of a Governmental Authority of competent jurisdiction; provided, that Sellers shall procure that the Company notifies the Buyer promptly after receiving any such request and prior to taking any requested action; or

(ii)	the implementation of any transaction or the taking of any action expressly required under this Purchase Agreement.

(c)            From the Effective Date through the Closing or the earlier termination of this Purchase Agreement, each of the Sellers (i) will not transfer, assign, encumber or otherwise dispose of any of its Shares and (ii) will not, and will cause the Company Group and their respective Affiliates and Representatives (including investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than the Buyer Parties and their Representatives, concerning any sale of all or a material portion of the Company Group’s assets, or any capital stock or other equity interests of the Company Group, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company Group (each such transaction, a “Proposed Acquisition Transaction”). Each of the Sellers will not, and will cause the Company Group and their respective Affiliates and Representatives not to, directly or indirectly, solicit or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company Group for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Sellers will promptly advise any such prospective purchaser or soliciting party, by written notice (with a confidential copy to Buyer), of the existence of this Section 6.1(c) and will promptly notify Buyer if any such offer, or any inquiry or contact with any Person with respect thereto, is made and will provide Buyer with a copy of any such offer in writing and all material terms of any proposal, including the identity of the prospective purchaser or soliciting party and the economic terms of the proposal.

6.2            Cooperation; Regulatory Filings.

(a)            Subject to the terms of this Section 6.2, the Buyer Parties and Sellers shall, and Sellers shall procure that the Company Group shall, cooperate and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable to satisfy the Conditions to consummate and make effective the Transaction as promptly as reasonably practicable and in any event to enable Closing to occur prior to the Long Stop Date (including the use of reasonable efforts to obtain all consents and deliver all notices as required pursuant to any Contracts to which any member of the Company Group is a party). Without limiting the generality of the foregoing:

(i)	on or prior to the date that is ten (10) Business Days after the Effective Date, the Buyer Parties shall file the KFTC Business Combination Report (kiup-gyulhap singoseo) (the “KFTC Business Combination Report”) under the Korean Competition Act with the KFTC in a form that complies in all material respects with all disclosure requirements of the form;

(ii)	as soon as practicable after the Effective Date but at the latest by the applicable Filing Deadline, the Buyer Parties, and where applicable, the Sellers, shall file all merger control filings, notifications and, where applicable, pre-notification drafts with the Non-Korean Merger Control Authorities under relevant Laws that are required by way of application for the Non-Korean Merger Control Approvals (each, a “Non-Korean Merger Control Filing”); provided that no essential Seller or Company Group information required for the purposes of these filings, notifications and pre-notification drafts is outstanding;

(iii)	Sellers shall, and Sellers shall procure that the Company Group shall, promptly provide the Buyer Parties with any necessary information and documents available and as reasonably requested and within the possession and control of the Company Group, as required for the purpose of preparing and filing the KFTC Business Combination Report, the Non-Korean Merger Control Filings and any other submissions to the KFTC or Non-Korean Merger Control Authorities, which the Buyer Parties reasonably consider advisable to obtain the KFTC Approval and the Non-Korean Merger Control Approvals;

(iv)	the Buyer Parties shall, and shall cause their Affiliates to, use their best efforts to avoid the entry of any Order or permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit Closing by the Long Stop Date (or extended Long Stop Date, if applicable), including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit Closing by the Long Stop Date (or extended Long Stop Date, if applicable) and the proffer and agreement by the Buyer Parties of its willingness to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and promptly to effect the sale, divestiture, lease, license, transfer, disposal, encumbrance and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company Group (and the entry into, and performance of, commitments and agreements with, and submission to Orders of, the relevant Governmental Authority giving effect thereto) (in each case, as described above, a “Remedy”) if such Remedy should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any proceeding in any forum which would delay, restrain, prevent, enjoin or otherwise prohibit Closing by the Long Stop Date (or extended Long Stop Date, if applicable) or (B) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit Closing by the Long Stop Date (or extended Long Stop Date, if applicable); provided that (x) in no event shall any Buyer Party be required to agree to, effect or proffer any Remedy that, individually or in the aggregate with all other such Remedies offered or imposed on the Buyer Parties prior thereto or in connection therewith, would reasonably be expected to result in the loss of turnover amounting to thirty-five percent (35%) or more of the aggregate annual worldwide turnover of the Company Group for the year ended December 31, 2020; provided that, for the avoidance of doubt, the impact of any Remedy requested or required by, or proposed to be proffered to, any Governmental Authority in any particular jurisdiction on such turnover shall be measured and quantified for purposes of this Agreement as if the Remedy was applied to the Company Group on a world-wide basis and not limited solely to the impact within such particular jurisdiction (an “Adverse Regulatory Outcome”); (y) the implementation of each such Remedy shall be conditional on the consummation of the Transaction save to the extent that implementation prior thereto is required under the terms of the KFTC Approval or any of the Non-Korean Merger Control Approvals; and (z) in no event shall any Buyer Party be required to agree to, effect or proffer any Remedy or equivalent action with respect to a Buyer Party, its Subsidiaries or its or their respective assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein (it being understood and agreed that in the event that any Governmental Authority indicates to a Buyer Party that it requires a Remedy in order to grant the relevant approval in such time as would enable the Closing to occur by the Long Stop Date (or the extended Long Stop Date), the Buyer Parties shall use commercially reasonable efforts to convince such Governmental Authority to accept a Remedy relating to the rights, assets or businesses of the Company Group that would not, individually or in the aggregate with all other such Remedies offered or imposed on the Buyer Parties prior thereto or in connection therewith, be reasonably expected to result in an Adverse Regulatory Outcome); provided, further, that no Seller may, and the Sellers shall cause the Company Group not to, offer any Remedy to any Governmental Authority without Buyer’s prior written consent;

(v)	the Buyer Parties shall, and shall cause their Affiliates to, use their best efforts to take, in the event that any permanent injunction, decision, order, judgment, determination or decree is entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Transaction unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit Closing by the Long Stop Date (or extended Long Stop Date, if applicable), any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Purchase Agreement; provided that, in no event shall any Buyer Party be required under this paragraph to agree to, effect or proffer any Remedy or take any action pursuant to this sub-clause (v) that (x) (individually or in the aggregate with all other such Remedies offered or imposed on the Buyer Parties prior thereto, pursuant to this sub-clause (v)) would reasonably be expected to result in an Adverse Regulatory Outcome; (y) offer a Remedy not conditional on the consummation of the Transaction save to the extent that implementation prior thereto is required under the terms of the KFTC Approval or any of the Non-Korean Merger Control Approvals or (z) effect or proffer any Remedy or equivalent action with respect to a Buyer Party, its Subsidiaries or its or their respective assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein;

(vi)	the Buyer Parties shall, and Sellers shall procure that the Company Group shall, upon receipt of a request for additional information from the KFTC or any Non-Korean Merger Control Authority in respect of the Transaction (by the Buyer Parties, Sellers or the Company), promptly respond to such request and provide all information available and within the control of such Party or any Affiliate of such Party which is responsive to such information request;

(vii)	subject to the provisions of Sections 6.2(a)(i) – (vi) and (c), the Buyer Parties shall determine strategy and timing for obtaining the KFTC Approval and Non-Korean Merger Control Approvals and after considering in good faith all comments and advice of the Company (and its outside counsel) and the Buyer Parties shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining the KFTC Approval and Non-Korean Merger Control Approvals and with any Other Antitrust Authority in relation to any communications in connection with the Transaction.

(b)            If any antitrust or competition authority of any jurisdiction other than the KFTC or the Non-Korean Merger Control Authorities (“Other Antitrust Authority”) requests information regarding the Transaction or, in the Buyer Parties’ reasonable opinion, there is a reasonable prospect of such Other Antitrust Authority requesting information regarding the Transaction or, in the Buyer Parties’ reasonable opinion, it is advisable to notify the Transaction, or make submissions to, an Other Antitrust Authority, the Seller’s obligations to procure the cooperation of the Company Group under Section 6.2(a)(iii) and 6.2(a)(vi), and the provisions of Section 6.2(c), shall apply in relation to the preparation of such notification, submissions, or other communication with such Other Antitrust Authority.

(c)            In the event that any other filings with any Governmental Authority must be made or any other approvals by any Governmental Authority must be obtained prior to the Closing, the Parties shall use their respective commercially reasonable efforts to make such filings and take such actions as necessary to obtain such approvals and to consummate the Closing as soon as practicable thereafter. The Parties will have the right to review in advance, and will consult with one another on, all filings made with, or written materials submitted to, any Governmental Authority in connection with the Transaction. Each Party shall keep the other Parties apprised of the status of matters relating to completion of the Transaction, including by: (i) promptly furnishing each other (or their respective legal counsel) with copies of notices or other written communications received from all third parties and Governmental Authorities in respect of the Transaction, save to the extent prohibited by applicable Law; (ii) copying the other Parties (or their respective legal counsel) on all correspondence with the KFTC, the Non-Korean Merger Control Authorities and all other Governmental Authorities; and (iii) giving the other Parties reasonable notice of, and the opportunity for the other Parties and their legal counsel to participate in, all calls and meetings with the KFTC, the Non-Korean Merger Control Authorities and all other Governmental Authorities with respect to the Transaction save to the extent that Buyer provides notice in advance in writing to the other Parties’ legal counsel prior to the relevant call or meeting that their participation therein is not permitted by the relevant Governmental Authority.

(d)            All costs and expenses relating to any regulatory filings contemplated under this Section 6.2 shall be borne entirely by Buyer, but for the avoidance of doubt, each Party shall be responsible for the costs and expenses incurred for their respective engagements with external counsel and other advisors.

6.3            Listing of Acquired Match Shares at Closing; Registration of Acquired Match Shares.

(a)            Prior to the Closing, the Buyer Parties will have taken all necessary action to permit it to issue the number of the Acquired Match Shares required to be issued by it pursuant to Article II.  Each Acquired Match Share, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of the Buyer Parties will have any preemptive right of subscription or purchase in respect thereof.

(b)           The Buyer Parties shall procure that, at or prior to the Closing, the Acquired Match Shares to be delivered to Sellers pursuant to this Purchase Agreement are approved for listing on NASDAQ, subject to official notice of issuance.

(c)            Each Seller shall provide the Buyer Parties with any necessary information and documents reasonably available and as reasonably requested as required for the purpose of preparing and filing a prospectus supplement under Rule 424(b)(7) of the Securities Act in the manner set forth in Section 6.3(d) below.

(d)           The Buyer Parties shall procure that, at or promptly following the Closing, but in any case within thirty (30) days following the Closing Date, the Acquired Match Shares shall be added to Match’s existing automatic shelf registration statement on Form S-3 (the “Match Shelf Registration Statement”) which shall provide for the resale of the Acquired Match Shares on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. At or promptly following the Closing, but in any case within thirty (30) days following the Closing Date, Match shall file a prospectus supplement under Rule 424(b)(7) of the Securities Act naming each Seller that receives the Acquired Match Shares as a holder that is selling or may be selling Match Shares under the Match Shelf Registration Statement in such a manner as to permit such Seller to deliver a prospectus to purchasers of the Acquired Match Shares in accordance with applicable Law. Match shall cause the Match Shelf Registration Statement and any prospectus supplement filed thereunder in respect of the Acquired Match Shares to comply as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder. Match shall cause the Match Shelf Registration Statement to remain continuously effective until such time as all Acquired Match Shares that have not been sold or otherwise transferred pursuant to such Match Registration Statement may be sold or otherwise transferred pursuant to Rule 144 under the Securities Act without being subject to any restrictions on the volume or manner of sale thereof. Buyer shall pay all fees and expenses for any action contemplated under this Section 6.3.

(e)            The Buyer Parties will indemnify and hold harmless each Seller that receives any Acquired Match Share and each other person, if any, who controls such a Seller within the meaning of the Securities Act, against any Losses, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Match Shelf Registration Statement or any prospectus supplement filed thereunder in respect of any Acquired Match Share, or any amendment or supplement thereto, or any other document filed with or furnished to the SEC incorporated by reference in the Match Shelf Registration Statement or any prospectus supplement filed thereunder in respect of any Acquired Match Share, or any amendment or supplement thereto, or of the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Seller that receives any Acquired Match Share and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss; provided, however, that the Buyer Parties will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by a Seller that receives any Acquired Match Share or any such controlling person in writing specifically for use in such registration statement, prospectus, supplement or document, and each such Seller shall indemnify and hold harmless the Buyer Parties against any Losses to which it becomes subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such information furnished by such Seller in writing for use in such registration statement, prospectus, supplement or document.

6.4           Announcements. No Party shall, and each Party shall cause its Affiliates not to, issue any press release or make any written public announcement relating to the Transaction including using the name of any Party without the prior review and written approval of (a) in the case of any press release or written public announcement proposed to be issued by Match, Buyer or any of their respective Affiliates (which, for the avoidance of doubt, would include the Company Group after the Closing), Sellers’ Representatives, or (b) in the case of any press release or written public announcement proposed to be issued by any Seller or any of its Affiliates or, prior to the Closing, the Company Group, Buyer; provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Governmental Authority or the rules of any applicable stock exchange to which such Party is subject (in which case the disclosing Party shall use its reasonable best efforts to consult with the other Party with the power to consent under this Section 6.4 before making the disclosure and to allow such other party’s Representative to review the text of the disclosure before it is made).

6.5           Access and Information.

(a)            From the Effective Date to the Closing, subject to the applicable policies and practices of the Company Group, any contractual restrictions existing as of the Effective Date to the extent disclosed to Buyer or its Representatives prior to the Effective Date, and any applicable Law, Sellers shall use reasonable efforts to cause the Company Group to afford the Buyer Parties reasonable access during normal business hours upon reasonable advance notice to the Company Group’s properties, assets, Contracts, books and records and other documents and data, offices and other facilities of the Company Group, senior management of the Company Group and any other information concerning the businesses of the Company Group and the properties and personnel of the Company Group as the Buyer Parties or any of its Representatives may reasonably request with reasonable advance notice, in each case, to the extent not interfering with the normal operation of the Company Group and reasonably requested by the Buyer Parties or its Affiliates to ensure an orderly and efficient transition of the businesses of the Company Group to the Buyer Parties and to prepare for the Closing; provided, however, that no member of the Company Group shall be required to provide access to any information that based on advice of the Company’s counsel, would violate applicable Law or fiduciary standards, or would destroy any attorney-client privilege or violate any obligation of the Company Group owing to a third party with respect to confidentiality to the extent disclosed to Buyer or its Representatives prior to the Effective Date; provided, further, that Sellers shall use their reasonable best efforts to provide such access and information in a form that would not violate applicable Law or fiduciary standards, or destroy attorney-client privilege, or violate any obligation of the Company Group owing to a third party with respect to confidentiality to the extent disclosed to Buyer or its Representatives prior to the Effective Date.

(b)          From the Effective Date to the Closing Date, consistent with the timing and frequency in which the Company regularly prepares such materials, Sellers shall cause the Company to make available to the Buyer Parties management accounts in the form that it customarily prepares for its internal purposes concerning the Company Group for Mr. Sangil Ahn. In addition, the Sellers shall cause the Company to make available to the Buyer Parties copies of the Company Group’s consolidated, audited, annual financial statements for the year ended December 31, 2020 (the “Audited 2020 Financial Statements”) as promptly as reasonably practicable, and in any event prior to the earlier of (i) three (3) Business Days prior to the date on which such financial statements are publicly disclosed and (ii) March 31, 2021.

(c)          The Buyer Parties shall not, and shall cause its Affiliates not to, prior to the Closing, contact other than in the ordinary course of their respective businesses and in a manner unrelated to the Transaction, any client, customer, licensee, licensor, supplier, subcontractor or business partner of, or lender to, the Company or any of its Subsidiaries without the prior written consent of Sellers’ Representatives.

(d)            For a period of seven (7) years following the Closing, to the extent permitted by applicable Law, the Buyer Parties shall, and shall cause the Company Group to, provide the Sellers’ Representatives with reasonable access during normal business hours upon reasonable advance notice to all books and records of the Company Group acquired by the Buyer Parties pursuant to this Purchase Agreement and to the Facilities and Representatives of any member of the Company Group, in each case, to the extent that such access is reasonably requested by any Seller or any Affiliate of any Seller to (i) defend, prosecute, appeal or cooperate with any judicial, arbitral or regulatory proceeding, audit, investigation or inquiry by or involving any Governmental Authority (each, a “Governmental Proceeding”) to which such Seller or Affiliate of Seller is a party, which relates to the business and affairs of the Company Group prior to the Closing, or in connection therewith, (ii) defend, prosecute, appeal or cooperate with any judicial, arbitral or regulatory proceeding, audit or investigation (other than a Governmental Proceeding) to which such Seller or Affiliate of Seller is a party, which relates to the business and affairs of the Company Group prior to the Closing and in which the interests of the Buyer Parties and the Company Group are not adverse to the interests of such Seller or Affiliate of Seller, (iii) prepare Tax or regulatory filings of such Seller or Affiliate of Seller in respect of periods ending on or prior to the Closing Date or periods including the Closing Date or (iv) comply with the terms of this Purchase Agreement or any applicable Law or request of any Governmental Authority; provided that, in the case of any confidential information of a Buyer Party or any member of the Company Group that is provided to any Seller or Affiliate of Seller, the provision of such information to such Person and its Representatives is subject to such Person and its Representatives maintaining the confidentiality of such information pursuant to Section 10.17; provided, further, that neither a Buyer Party nor any member of the Company Group shall be required to provide access to any information that based on advice of the Company’s or a Buyer Party’s counsel, would violate applicable Law or fiduciary standards, or would destroy attorney-client privilege; provided, further, that the Buyer Parties shall, and shall cause the Company to, use their reasonable best efforts provide access to such information in a form that would not violate applicable Law or fiduciary standards or destroy attorney-client privilege. The Buyer Parties shall, and shall cause the Company Group to, retain and preserve all books and records of the Company Group acquired pursuant to this Purchase Agreement, in compliance with all applicable Law, for at least seven (7) years following the Closing Date.

6.6            D&O Indemnification, Exculpation and Insurance.

(a)            All rights to indemnification for and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors, statutory auditors or officers of any member of the Company Group or any of their respective predecessor entities, or those individuals who become prior to the Closing a director, statutory auditor or officer of any member of the Company Group (each, an “Indemnified Individual”) as provided in the governing documents of each such entity, or in any indemnification agreement between such Indemnified Individual and such entity (in each case, as in effect on the Effective Date and set forth on Schedule 6.6), shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made prior to the Closing or within such six (6)-year period shall continue until the final disposition of such Proceeding.

(b)            From and after the Closing until the sixth (6th) anniversary thereof, the governing documents of each member of the Company Group shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors, statutory auditors or officers prior to the Closing of each member of the Company Group or any of its predecessor entities, than are presently set forth in such governing documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

(c)            Prior to the Closing Date, Sellers shall maintain the existing directors’ and officers’ liability insurance policy (the “D&O Policy”) covering each Indemnified Individual who is currently covered by such directors’ and officers’ liability insurance for acts and omissions in their capacity as such occurring from August 15, 2017 to the Closing Date. On or after the Closing Date, the Buyer shall cause the Company to procure and maintain in full force and effect from and after the Closing, for a period of not less than six (6) years, an extended reporting period with respect to the D&O Policy (a “D&O Tail Policy”), including with respect to coverage, insurance limits, and retentions no less favorable to such directors, statutory auditors and officers in any material respect than those of the D&O Policy in effect on the Closing Date.

(d)            Promptly after the Closing Date, Match shall include the Indemnified Individuals, so long as they serve as a director, statutory auditor or officer of any member of the Company Group after the Closing Date, as insureds under the group-wide directors’ and officers’ liability insurance maintained by Match and its Subsidiaries with terms, conditions, retentions and limits of liability that are at least as favorable as those provided to the insured directors, statutory auditors or officers of Match and its Subsidiaries under such insurance policy.

(e)          In the event that, after the Closing, Buyer, any member of the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, Buyer shall, or shall use reasonable efforts to cause such member of the Company Group, as applicable to, cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.6.

6.7            Employee Matters.

(a)           During the period commencing at Closing and continuing at least through the end of the calendar year in which the Closing occurs, the Buyer Parties shall provide, or shall cause the Company or another Affiliate of the Buyer Parties to provide, to each employee of the Company Group who continues in employment with the Buyer Parties or one of their respective Affiliates following the Closing (each a “Continuing Employee”), with: (i) base salary or hourly wage rate, as applicable, no less favorable the base salary or hourly wage rate provided by the Buyer Parties to similarly situated employees, and (ii) health and welfare benefits (excluding for clarity, defined benefit pension benefits, nonqualified retirement benefits, severance, equity and other incentives), no less favorable in the aggregate than those provided to similarly situated employees of the Buyer Parties.

(b)            Nothing contained in this Purchase Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Buyer Parties to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers at any time following the Closing, in each case to the extent permitted under applicable Law; (ii) constitute an amendment or modification of any Company Employee Plan, any of the Buyer Parties’ and their Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date or employee benefit plan; (iii) create any third party rights in any such current or former Service Provider (including any beneficiary or dependent thereof); or (iv) obligate the Buyer Parties or any of their respective Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer Parties or any of their respective Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

6.8            Korean Withholding Taxes. Provisions set forth in Annex H-1 shall solely govern the withholding, payment and related matters in respect of any Securities Transaction Tax and Capital Gains Tax arising with respect to the sale and purchase of the Sale Shares (the “Korean Withholding Taxes”).

6.9            Tax Matters.

(a)          The Buyer Parties shall prepare, or cause to be prepared, all Tax Returns in respect of the Company and any of its Subsidiaries for any taxable period beginning before or on the Closing Date that are required to be filed after the Closing Date (the “Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practices of the Company Group, except as required by applicable Law. The Buyer Parties shall deliver (or cause to be delivered) a draft of each Pre-Closing Tax Return to the Sellers’ Representatives for their review and comment not later than twenty (20) days prior to the due date of such Pre-Closing Tax Return. The Buyer Parties shall incorporate all reasonable changes requested by the Sellers’ Representatives at least five (5) days prior to the due date of such Pre-Closing Tax Return. Sellers shall pay to Buyer the amount shown as due on such Pre-Closing Tax Return that is attributable to the Pre-Closing Tax Period (as determined pursuant to Section 6.9(b)) at least two Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority. The Buyer Parties shall cause such Pre-Closing Tax Return to be filed on a timely basis and shall pay all Taxes reflected on such Pre-Closing Tax Return.

(b)           Sellers shall be liable for the amount of Tax reflected on any Pre-Closing Tax Return attributable to a Pre-Closing Tax Period, but solely to the extent not included in Indebtedness. With respect to periods beginning before or on the Closing Date and ending after the Closing Date (“Straddle Periods”), the amount of taxes attributable to the Pre-Closing Tax Period shall be determined on an interim closing of the books basis, except for real property Taxes, personal property Taxes and similar ad valorem Taxes, which shall be prorated on a daily basis.

(c)           Sellers shall be entitled to any refund (including credits in lieu of a refund to the extent such credit actually reduce Taxes) of Taxes of any member of the Company Group with respect to a Pre-Closing Tax Period, which refund is actually recognized by Buyer or its Subsidiaries (including the Company and its Subsidiaries) after the Closing, net of any costs or Taxes incurred in connection with obtaining and receiving such refund, except to the extent such refund arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund was taken into account as an adjustment to the consideration paid under this Purchase Agreement as finally determined. The Buyer Parties shall pay, or cause to be paid, to the Sellers’ Representatives any amount to which Sellers are entitled pursuant to the prior sentence within two Business Days of the receipt of the applicable refund by the Buyer Parties or their respective Subsidiaries or a relevant Pre-Closing Tax Return in which a Buyer Party or its Subsidiaries recognizes such refund is filed with the applicable Tax Authority. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax Authority, Sellers agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer.

(d)            Sellers shall be entitled to any Excess Accrual of Taxes of any member of the Company Group, except to the extent such Excess Accrual arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. The Buyer Parties shall pay, or cause to be paid, to the Sellers’ Representatives any amount to which Sellers are entitled pursuant to the prior sentence within five (5) Business Days of the later of (i) the date that the applicable Pre-Closing Tax Return with respect to such Excess Accrual is filed with the applicable Tax Authority and (ii) the date on which Closing Company Indebtedness is finally determined pursuant to Section 3.2.

(e)           Any payment by Buyer or Sellers under this Section 6.9 shall be deemed an adjustment to the consideration paid under this Purchase Agreement.

(f)           Cooperation. The Buyer Parties and the Sellers’ Representatives agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyer Parties and the Sellers’ Representatives shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(g)            Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any of Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

6.10           Joinder of Other Shareholders. Between the Effective Date and the Closing Date, Sellers shall use their reasonable best efforts to cause each Shareholder that is not a party to this Purchase Agreement to accede to this Purchase Agreement, by duly executing and submitting to Buyer and the Sellers’ Representatives a joinder agreement in the form of Annex I (a “Joinder”), and upon receipt thereof such Person shall be joined to this Purchase Agreement as, and form part of, the Sellers.

6.11           Post-Closing Matters.

(a)            At and after the Closing and prior to the Lock-up Expiration with respect to Mr. Sangil Ahn, unless it would not be in the best interests of the Company Group as determined in good faith by Match, Match shall cause the Company to:

(i)	continue to be named as “Hyperconnect, Inc.”;

(ii)	consistent with the Service Agreement of Mr. Sangil Ahn, operate the businesses of the Company Group in a similar manner to the manner in which Match operates its other Subsidiaries, including participation in annual and semi-annual budgeting and review processes and monthly forecast meetings, access to group-wide contracts and discounts, and support from central finance, tax, accounting, human resources, legal and other functions; and

(iii)	appoint an individual designed by Altos Korea in writing to Buyer, as volunteer advisor (the “Volunteer Advisor”) to the board of directors of the Company (the “Board”) for a period of not less than twelve (12) months following the Closing. The Company shall provide the Volunteer Advisor with notice (consistent with notice to members of the Board) of all Board meetings, as well as copies of all notices, minutes, consents, and other material that it provides to members of the Board. Unless otherwise approved by Buyer in writing, the Volunteer Advisor shall keep strictly confidential the topics and substance of discussions that occur at any Board meeting as well as any information presented or otherwise obtained at or in connection therewith, subject to the exceptions set forth under Section 10.17 in respect of the Confidential Transaction Information, applied mutatis mutandis for the benefit of the Volunteer Advisor, and Altos Korea shall be responsible for any breach of such obligation by the Volunteer Advisor. The Volunteer Advisor and Altos Korea shall execute a joint defense agreement, confidentiality agreement or other documentation as reasonably requested by Buyer and in a form reasonably acceptable to Altos Korea and the Volunteer Advisor to maintain any applicable attorney-client privilege held by the Company. Prior to being appointed, the Volunteer Advisor shall execute and deliver to the Company a non-disclosure agreement containing customary terms and in a form reasonably acceptable to each of Buyer and the Volunteer Advisor.

(b)            Promptly after the Closing, Match and Mr. Sangil Ahn shall in good faith discuss establishing a business plan and budget for the Company Group. If (i) Match and Mr. Sangil Ahn mutually agree in writing, in their individual respective sole discretion, upon a business plan and budget prior to the Closing (with effect following the Closing) and (ii) any such business plan and budget includes an unqualified capital contribution into the Company Group by Match and its Affiliates of all or a portion of up to One Hundred Million U.S. Dollars (USD100,000,000) in the aggregate, then any such capital contribution, to the extent included in any such business plan and budget, shall be made in accordance with such business plan and budget, but only to the extent the business is operating, at any given time, in line with such business plan and budget, if any.

6.12            Termination of Certain Agreements. Before the Closing, the Company will take all actions necessary to terminate as of the Closing, and will cause to be terminated as of the Closing, the Contracts listed on Schedule 3 (collectively, the “Terminated Agreements”), in each case without any further Liability to the Company Group.

6.13            PlayCo Services Agreement. Prior to the Closing, each of Mr. Ahn and Buyer shall use good faith efforts to reasonably agree on a form of a services agreement (the “PlayCo Services Agreement”) between Play, Co., Ltd., a Korean joint stock company (chusik-hoesa) (“PlayCo”), and the Company, which form shall (a) contain terms no less favorable to the Company than are provided under the service agreement between the Company and PlayCo that is in effect as of the Effective Date, and (b) include (i) a “most favored nations” provision in favor of the Company, (ii) a call option in favor of the Company to acquire PlayCo for fair market value of PlayCo as of the Closing Date and (iii) the initial term of three (3) years and no termination right by either party thereto except on account of material breach. If the form of the PlayCo Services Agreement in compliance with the requirements of the immediately preceding sentence is mutually agreed between Mr. Ahn and Buyer prior to the Closing, Sellers shall cause the Company to, and Mr. Ahn shall cause PlayCo to, execute and deliver the PlayCo Services Agreement in such form on and effective as of the Closing Date.

6.14           Cooperation for Transfer of Intellectual Property. Mr. Sangil Ahn shall execute and deliver to Buyer the Founder IP Assignment Agreement, and shall use his reasonable best efforts to execute and deliver such other documents and take all other actions which the Company, its successors and/or assigns may reasonably request to effect the transfer of the Intellectual Property set forth in the Founder IP Assignment Agreement, including the Intellectual Property listed in Annex L to the Company and to perfect the Company’s right, title and interested in and to such Intellectual Property including, without limitation, their recordation in relevant state and national patent and trademark offices.

6.15            Financing Cooperation. Prior to the Closing Date, subject to applicable Laws, Sellers shall, and shall cause the Company Group to, use reasonable best efforts to direct its and its and their respective employees, directors, financial advisors, legal advisors, accountants and other advisors or representatives to provide, and shall use their and its commercially reasonable best efforts to provide, in each case at the Buyer Parties’ sole expense, such cooperation as may be reasonably requested by the Buyer Parties that is necessary and customary in connection with the arrangement of any capital markets debt financing, bank debt or other financing arrangement, if any, undertaken to finance any part of the Transaction; provided, that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company Group; provided, further, that no Seller shall be required to incur any obligation or Liability to any Person in connection with any such financing that is not reimbursed by the Buyer Parties.

6.16            Payments to Shareholders Not Sellers. After the Closing, the Buyer Parties shall (a) provide written notice to the Sellers’ Representatives prior to the commencement of any squeeze out Proceeding involving any Shareholders who are not Sellers as of the Closing (or any similar Proceeding after the consummation of which there shall remain no Shareholder other than Buyer, Match or any of their respective Affiliates), and (b) except as pursuant to any such Proceeding, obtain the prior written consent of the Sellers’ Representative in respect of any payment to any Shareholder who is not a Seller as of the Closing in exchange and as consideration for such Shareholder’s Shares to the extent such payment would be subject to Sellers’ obligations to indemnify the Buyer Parties pursuant to Section 8.1(a)(iii); provided, that Sellers’ Representatives shall not unreasonably withhold or delay any consent sought under this Section 6.16(b).

6.17            Services Agreement with Key Persons. Prior to the Closing, Buyer shall use good faith efforts to reasonably agree with each Key Person on a form of the Services Agreement for such Key Person, which form shall contain terms no less favorable to such Key Person than are provided under (i) the employment agreement between the Company and such Key Person that is in effect as of the Effective Date and (ii) the prevailing terms and conditions of employment or service agreements of employees of Match and its Affiliates who have similar roles and responsibilities as such Key Person. If the form of the Services Agreement for any Key Person in compliance with the requirements of the immediately preceding sentence is mutually agreed between such Key Person and Buyer prior to the Closing, Sellers shall use all reasonable efforts to cause such the Key Person to, and shall cause the Company to, execute and deliver the Services Agreement for such Key Person in such form, with effect as of the Closing Date.

6.18          OFAC Compliance. Prior to the Closing, the Sellers shall procure that the Company will use commercially reasonable efforts to cease conducting business in any country subject to economic sanctions administered or enforced by the United States Office of Foreign Assets Control (OFAC) at Buyer’s request.

Article VII.

Conditions precedent

7.1            Conditions to Sellers’ Obligations. The obligations of Sellers to effect the Closing are subject to the satisfaction on or prior to the Closing of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Sellers’ Representatives):

(a)            (i) the representations and warranties of the Buyer Parties as provided for in Section 5.3 (without giving effect to any materiality or material adverse effect qualifications therein) shall be true and correct as of the Closing Date (except for representations and warranties that speak as of a specified date, which shall remain true and correct as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a material adverse effect to the ability of any Buyer Party to comply with the terms and conditions of this Purchase Agreement or to consummate the Transaction and (ii) the Buyer Fundamental Representations shall be true and correct in all respects subject to de minimis inaccuracies as of the Closing Date (except for representations and warranties that speak as of a specified date, which shall remain true and correct subject to de minimis inaccuracies as of such date);

(b)            each Buyer Party shall have performed in all material respects their respective covenants and agreements required to be performed by it under this Purchase Agreement prior to the Closing;

(c)            no Governmental Authority in Korea shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting or making illegal the consummation of the Transaction;

(d)            the KFTC Approval shall have been granted;

(e)            no stop order suspending the effectiveness of the Match Shelf Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC;

(f)          the Acquired Match Shares to be delivered by Buyer to the applicable Sellers pursuant to this Purchase Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance;

(g)            Buyer shall have delivered to Sellers all deliverables required pursuant to Section 4.2(b); and

(h)            since the Effective Date, there shall not have been any Buyer Material Adverse Effect.

7.2            Conditions to the Buyer Parties’ Obligations. The obligations of the Buyer Parties to effect the Closing are subject to the satisfaction on or prior to the Closing of each of the following conditions (all or any of which may be waived in writing in whole or in part by Match):

(a)            (i) the representations and warranties of Sellers as provided for in Section 5.1 and Section 5.2 (other than the Fundamental Representations, and without giving effect to any materiality or material adverse effect qualifications therein), shall be true and correct as of the Closing Date (except for representations and warranties that speak as of a specified date, which shall remain true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect and (ii) the Fundamental Representations shall be true and correct in all respects as of the Closing Date, subject to de minimis inaccuracies (except for representations and warranties that speak as of a specified date, which shall remain true and correct as of such date subject to de minimis inaccuracies);

(b)            Sellers shall have performed in all material respects the respective covenants and agreements required to be performed by it under this Purchase Agreement prior to the Closing;

(c)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting or making illegal the consummation of the Transaction and no such Law or Order is otherwise in effect;

(d)            Sellers holding ninety-five percent (95%) or more of the outstanding Common Shares (including all Series A Preferred Shares and Series B Preferred Shares on an as converted and fully diluted basis) as of the Closing Date shall be a direct Party to this Purchase Agreement or shall have delivered to Buyer a duly executed Joinder agreeing to be a Party to this Purchase Agreement (which Joinders shall be in full force and effect as of the Closing);

(e)            the KFTC Approval and each Non-Korean Merger Control Approval shall each have been granted;

(f)            since the Effective Date, there shall not have been any Material Adverse Effect;

(g)            the Company shall have entered into the PlayCo Services Agreement with Playco;

(h)            all Options shall have been cancelled or amended pursuant to Section 2.2;

(i)            Sellers shall have delivered or caused to be delivered to Buyer the Audited 2020 Financial Statements; and

(j)            Sellers shall have delivered to Buyer all deliverables required pursuant to Section 4.2(a).

Article VIII.

Indemnification; R&W Insurance; Limitations on Liability

8.1            Indemnification.

(a)            Sellers’ Agreement to Indemnify. From and after the Closing in accordance with the terms provided herein, each Seller, severally and not jointly, will indemnify, save and hold harmless each of the Buyer Indemnified Parties from and against any and all Losses incurred in connection with, arising out of or resulting from:

(i)	any breach of any covenant or agreement made by the Sellers or the Sellers’ Representatives in this Purchase Agreement;

(ii)	any breach or inaccuracy of any Fundamental Representations (subject to the limitations set forth in Article VIII);

(iii)	the excess, if any, of (A) the payments costs, fees and expenses in connection with, arising out of or resulting from Buyer’s acquisition following the Closing of any Shares held by any Shareholder that is not a Seller under this Purchase Agreement as of the Closing over (B) such Shareholder’s Share Fraction of the Aggregate Consideration (as adjusted pursuant to Article III) that would have otherwise been deliverable to such Shareholder if such Shareholder was a Seller as of the Closing; provided, that, if all Shareholders are Sellers as of the Closing Date, then this paragraph shall be void and of no force and effect;

(iv)	(A) all Pre-Closing Taxes, except to the extent any such Pre-Closing Taxes both (I) were taken into account in Closing Company Indebtedness as finally determined pursuant to Section 3.2 and (II) did not constitute Excess Accruals of such Pre-Closing Taxes paid by the Buyer Parties pursuant to Section 6.9(d)) and (B) all Taxes of such Seller (including, without limitation, capital gains Taxes arising as a result of the Transaction) or any of its Affiliates (excluding the Company and its Subsidiaries) for any Tax period; provided, however, that indemnification for any Taxes of a Non-Domestic Seller with respect to which such Non-Domestic Seller enters into a Tax Indemnification Agreement or a Reclaim Process Indemnification Agreement pursuant to Annex H-1 shall be governed solely by the provisions of Annex H-1); and

(v)	the matters set forth on Schedule 6.

The matters referred to in Section 8.1(a)(i), Section 8.1(a)(ii), Section 8.1(a)(iii), Section 8.1(a)(iv) and Section 8.1(a)(v) are collectively referred to herein as the “Seller Indemnified Matters”.

(b)            The Buyer Parties’ Agreement to Indemnify. From and after the Closing in accordance with the terms provided herein, the Buyer Parties will indemnify, save and hold harmless each of the Equityholder Indemnified Parties from and against any and all Losses incurred in connection with, arising out of or resulting from (i) any breach of any covenant or agreement made by any Buyer Party in this Purchase Agreement and (ii) any breach or inaccuracy of any of Buyer Fundamental Representations. Notwithstanding anything to the contrary contained in this Purchase Agreement, except in the case of Fraud, in no event shall the maximum aggregate amount of Losses recoverable by the Equityholder Indemnified Parties from the Buyer Parties in respect of any Claim under clause (ii) of this paragraph exceed the result of the Share Percentage multiplied by the Aggregate Consideration.

(c)            References in this Article VIII to “Indemnifying Party” will be deemed to be references to either the Sellers or the Buyer Parties, as applicable, as required to provide indemnification to the Buyer Indemnified Parties or the Equityholder Indemnified Parties, respectively, pursuant to this Section 8.1 from and after the Closing in accordance with the terms provided herein and, for the avoidance of doubt, the Sellers’ Representatives will represent the Sellers and the Equityholder Indemnified Parties with respect to all such matters as provided in Section 10.1 (and any notice requirement with respect to any notice required to be provided under this Article VIII by a Buyer Indemnified Party will be deemed satisfied if such notice is delivered to the Sellers’ Representatives).

(d)            No Equityholder will have any right to reimbursement or contribution from, subrogation to, or indemnification from any member of the Company Group (or any Affiliate thereof; provided, that Mr. Ahn shall not be deemed an Affiliate of Buyer or any of its Affiliates including the Company Group for the purpose of this Article VIII) with respect to any indemnification claim of a Buyer Indemnified Party against any Equityholder in its capacity as such under this Purchase Agreement or otherwise in connection with this Purchase Agreement.

8.2            Limited Recourse for R&W Claims. Each Buyer Party acknowledges and agrees, on behalf of itself and each Buyer Indemnified Party, that such Party’s and the Buyer Indemnified Parties’ sole recourse for any R&W Claim is to make a claim under the R&W Insurance Policy and that each Buyer Party and the Buyer Indemnified Parties:

(i)            shall not be entitled to make,

(ii)            hereby irrevocably and unconditionally waives any rights it may have to make,

(iii)            releases each Released Person from, and

(iv)            agrees that each Released Person may plead this Section 8.2 as a bar to,

any R&W Claim against any Released Person, except that this Section 8.2 shall not apply (x) in respect of any Fraud committed by Sellers in connection with (A) the making of any representation or warranty set forth in Annex E or Annex F to this Purchase Agreement or (B) any certificate required to be delivered by the Sellers’ Representatives pursuant to this Purchase Agreement or (y) subject to compliance with Section 8.3, with respect to any Claim pursuant to Section 8.1(a)(ii), and in each case of clauses (x) and (y) the Buyer Parties and the Buyer Indemnified Parties shall not be restricted from pursuing any claim for indemnification pursuant to (and the Equityholders shall not be relieved from their respective indemnification obligations under) Section 8.1(a).

8.3            R&W Insurance Policy.

(a)            The Buyer Parties shall take out and maintain the R&W Insurance Policy to provide the Buyer Parties and its additional insureds with coverage, in respect of the Losses they suffer or incur in respect of R&W Claims, upon the terms and subject to the R&W Insurance Policy.

(b)            The Buyer Parties acknowledge and agree that:

(i)            the Buyer Parties will use its commercially reasonable efforts to enforce the terms of the R&W Insurance Policy in respect of any Loss that the Buyer Parties or any Buyer Indemnified Party suffers or incurs in relation to any R&W Claims;

(ii)           No amendment, variation or waiver to the R&W Insurance Policy will expend, affect or modify any Seller’s indemnification obligations pursuant to this Article VIII;

(iii)          the Buyer Parties will, to the extent this is within its power, not vitiate the R&W Insurance Policy or take any action which causes any right under the R&W Insurance Policy not to have full force and effect in a manner that would be adverse to the Equityholders;

(iv)         the Buyer Parties will ensure that the R&W Insurance Policy includes an express waiver of the Insurer’s rights of subrogation, contribution and express rights acquired by assignment against the Released Persons, except to the extent that the Claim arises in whole or in part out of Fraud in which case the Insurer is only entitled to subrogate to the extent of the rights of recovery relating to the Fraud;

(v)          to the extent necessary, the Buyer Parties will hold the benefit of the waiver of the Insurer’s rights of the subrogation under the R&W Insurance Policy on trust for and for the benefit of the Released Persons;

(vi)         the Buyer Parties will (or will cause the beneficiary of the R&W Insurance Policy), where requested to do so by any Released Person, enforce any term of the R&W Insurance Policy under which the Insurer waives its right to take subrogated action or to claim in contribution or to exercise rights assigned to it against any Released Person (and without limitation of any right of any Released Person to separately enforce such terms), as applicable; and

(vii)        Sellers have entered into this Purchase Agreement in reliance on the R&W Insurance Policy having been effected and being maintained by the Buyer Parties.

(c)            Section 8.2 shall have full force and effect whether or not the Buyer Parties comply with the terms of this Section 8.3 and irrespective of the validity and enforceability of the R&W Insurance Policy, its terms and conditions and whether or not it responds to a R&W Claim, in relation to any Claim or to any Loss which a Buyer Indemnified Party suffers or incurs and notwithstanding that such Buyer Indemnified Party is or may be unable for any reason to pursue or obtain a recovery under the R&W Insurance Policy.

8.4            Benefit.

(a)            The Buyer Parties acknowledge and agree that in relation to the acknowledgements, agreements, waivers and releases (“Relevant Terms”) given in this Article VIII in favor of the Released Persons, to the extent these are given in favor of Released Persons, each Released Person, whether or not a party to this document, will be entitled to the benefit of such Relevant Terms, which may be enforced by Sellers’ Representatives on their behalf.

(b)            For the avoidance of doubt, Section 8.4(a) does not mean and must not be construed to mean that any Seller is not entitled to enforce and plead such Relevant Terms in its own right and for its own benefit to the extent these are given in its favor and on its behalf.

8.5            Survival.

(a)            The representations and warranties of the Parties contained in this Purchase Agreement shall terminate effective as of the Closing and, except as set forth in Section 8.1 or in the case of any Fraud committed by a Party in connection with (A) the making of any representation or warranty set forth in Annex E, Annex F or Annex G to this Purchase Agreement or (B) any certificate required to be delivered by a Party pursuant to this Purchase Agreement, there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective Representatives. The covenants of the Parties hereto contained in or made pursuant to this Purchase Agreement, in each case, that are required to be performed prior to the Closing, shall survive in full force and effect until the date that is one (1) year after the Closing Date, at which time they shall terminate. For the avoidance of doubt, each covenant that by its terms applies or is to be performed in whole or in part after the Closing shall survive until the date on which it was fully performed in accordance with its terms. For the avoidance of doubt, the covenants to indemnify the Indemnified Parties in Section 8.1 shall survive until the expiration of the applicable statute of limitations.

(b)            Any Claim by a Buyer Party for Losses shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of three (3) months after the date it was made, unless arbitral proceedings in respect of it have been commenced.

8.6            Limitation on Recovery. Notwithstanding anything to the contrary contained in this Purchase Agreement:

(a)            except in the case of Fraud, in no event shall the maximum aggregate amount of Losses recoverable by the Buyer Indemnified Parties from a Seller in respect of any Claim hereunder exceed the result of (i) such Seller’s Share Fraction multiplied by (ii) either (x) in respect of a Claim described in clause (a)(iii) of Section 8.1, the Joinder Escrow Amount, (y) in respect of a Claim described in Section 8.1(a)(i), 8.1(a)(ii) or 8.1(a)(iv), the Aggregate Consideration, as adjusted pursuant to Article III or (z) in respect of a claim described in Section 8.1(a)(v), the Indemnity Escrow Amount;

(b)            no Claim for Losses under Section 8.1(a)(ii) shall be recoverable by the Buyer Indemnified Parties until the Buyer Parties shall have used reasonable best efforts to pursue and obtain recovery available under the R&W Insurance Policy in respect thereof up to the available aggregate policy limit under the R&W Insurance Policy; and

(c)            no Claim for Losses pursuant to Section 8.1(a)(v) shall be recoverable by any Buyer Indemnified Party until the aggregate amount of Losses for which Buyer Indemnified Parties are finally determined to be otherwise entitled to exceeds Eight Million Six Hundred Twenty-Five Thousand U.S. Dollars (USD8,625,000) (the “Basket”), after which the Person required to make such payment shall be obligated for all such Losses (subject to the other limitations set forth in this Purchase Agreement) for which any Buyer Indemnified Party is finally determined to be otherwise entitled from the first dollar, without regard to the Basket.

8.7            Joinder Escrow Account and Indemnity Escrow Account.

(a)            The Buyer Indemnified Parties shall be entitled to recover from the Joinder Escrow Account the amount of any Losses for which they are entitled to indemnification pursuant to Section 8.1(a)(iii). The Buyer Indemnified Parties shall be entitled to recover from the Indemnity Escrow Account the amount of any Losses for which they are entitled to indemnification pursuant to Section 8.1(a)(v). For so long as any amounts are remaining in the Joinder Escrow Account the Buyer Indemnified Parties’ first source of recovery for any indemnifiable Losses under Section 8.1(a)(iii) shall be from the Joinder Escrow Account. For so long as any amounts are remaining in the Indemnity Escrow Account the Buyer Indemnified Parties’ first source of recovery for any indemnifiable Losses under Section 8.1(a)(v) shall be from the Indemnity Escrow Account.

(b)            Promptly following the twenty-four (24)-month anniversary of the Closing Date, Buyer and the Sellers’ Representatives will jointly instruct the Escrow Agent to release to or as directed by the Sellers’ Representatives (for further distribution to the Indemnity Escrow Sellers in accordance with their Respective Proportions) any amounts remaining in the Indemnity Escrow Account, less any amounts that are the subject of any pending and unsatisfied or unresolved claims under Sections 8.1(a)(v). After the final resolution of all pending and unsatisfied or unresolved indemnification claims under Section 8.1(a)(v), Buyer and the Sellers’ Representatives shall jointly instruct the Escrow Agent to release to or as directed by the Sellers’ Representatives (for further distribution to the Indemnity Escrow Sellers in accordance with their Respective Proportions) any amounts remaining in the Indemnity Escrow Account as of such time.

(c)          Promptly following the earlier of (i) twenty-four (24)-month anniversary of the Closing Date, and (ii) the first day on which there is no Shareholder other than Buyer, Match or any of their respective Affiliates, Buyer and the Sellers’ Representatives will jointly instruct the Escrow Agent to release to or as directed by the Sellers’ Representatives (for further distribution to the Sellers in accordance with their respective Share Fractions) any amounts remaining in the Joinder Escrow Account, less any amounts that are the subject of any pending and unsatisfied or unresolved claims under Sections 8.1(a)(iii). After the final resolution of all pending and unsatisfied or unresolved indemnification claims under Section 8.1(a)(iii), Buyer and the Sellers’ Representatives shall jointly instruct the Escrow Agent to release to or as directed by the Sellers’ Representatives (for further distribution to the Sellers in accordance with their respective Share Fractions) any amounts remaining in the Joinder Escrow Account as of such time.

8.8          Damages. In no event shall an Indemnifying Party have any Liability to a Claiming Party for: (A) any Losses with respect to a breach to the extent such Losses were not the reasonably foreseeable result of such breach and (B) speculative, special, punitive or exemplary damages, unless such damages or Losses were awarded to a third party pursuant to a Third Party Claim.

8.9          Contingent Liabilities. No Indemnifying Party shall be liable hereunder in respect of any Loss which is merely contingent unless and until such contingent Loss becomes an actual Liability incurred by the Claiming Party.

8.10          Right to Recover; Taxes.

(a)           If an Indemnifying Party is liable to a Claiming Party for an amount in discharge of any Claim under this Purchase Agreement and the Indemnifying Party or any of its Affiliates recovers from a third party a sum which indemnifies or compensates the Claiming Party or any of its Affiliates (in whole or in part) in respect of the Losses which is the subject matter of such Claim, the Claiming Party shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery and the Claiming Party pay over any to the Indemnifying Party the amount of any duplicate recoveries (less any reasonable costs and expenses incurred in obtaining such recovery or the present value of verifiable future increase in premiums). Notwithstanding the foregoing, no Claiming Party shall be required to act or forbear to act under this Section 8.10 if such act or forbearance, as applicable, could prejudice the Claiming Party’s ability to prosecute a Claim against the Indemnifying Party or any right hereunder in the reasonable judgment of the Claiming Party.

(b)           Without limiting any other provision of this Article VIII, any amount otherwise payable by an Indemnifying Party to a Claiming Party shall be reduced by the amount of any Tax benefit actually realized by the Claiming Party (or any of its Affiliates) on account of the Loss to which such payment is attributable in the taxable year in which such Loss occurs or the subsequent taxable year.

8.11        Double Claims. No Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Loss or Claim or series of related Losses or Claims (notwithstanding that such Loss may result from breaches of multiple provisions of this Purchase Agreement) and for purposes of this Section 8.11, amounts included in Closing Company Indebtedness (less any Excess Accruals of such amounts included in Closing Company Indebtedness paid by the Buyer Parties pursuant to Section 6.9(d)), Closing Company Transaction Expenses and as Current Liabilities included in Closing Net Working Capital shall deemed recovered by the Buyer Parties.

8.12       Mitigation of Losses. A Claiming Party shall, subject to applicable Law, take commercially reasonable steps and provide commercially reasonable assistance to avoid or mitigate any Losses, which in the absence of mitigation might give rise to or increase a Loss in respect of any Claim hereunder.

8.13        Certificates. Each Party hereby acknowledges and agrees that, with respect to any certificate required to be delivered pursuant hereto, in no case shall any Person by or on behalf of whom such certificate is executed or delivered have any Liability hereunder or thereunder except in the case of Fraud in connection therewith.

Article IX.

Termination

9.1          Termination of this Purchase Agreement. This Purchase Agreement may be terminated prior to the Closing:

(a)           (Consent) By the mutual written consent of Sellers’ Representatives, on the one hand, and Buyer, on the other hand;

(b)          (Breach) By either Sellers’ Representatives or Buyer, in the event of a material breach of any representation, warranty, covenant or agreement contained in this Purchase Agreement on the part of the Buyer Parties, with respect to the Sellers’ Representatives’ termination right, or Sellers, with respect to Buyer’s termination right, respectively, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any Condition to the terminating party’s obligations set forth in Article VII to be satisfied, and which cannot be or has not been cured prior to the earlier of the Long Stop Date and thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that the right to effect a termination under this Section 6.3(c) shall not be available to Buyer or the Sellers’ Representatives (as applicable) if the Buyer Parties, on the one hand, or any Seller, on the other hand, then is in material breach of its representations, warranties, agreements or covenants hereunder;

(c)          (Prohibition) By either the Sellers’ Representatives, on the one hand, or Buyer, on the other hand, if any Governmental Authority in Korea that has jurisdiction over the Company has enacted, issued, promulgated, enforced or entered any Law or final, non-appealable Order that is in effect and prohibits or makes illegal the Closing; provided, however, that the right to effect a termination of this Purchase Agreement under this Section 9.1(c) shall not be available to any party if such party is then in material breach of its representations, warranties, agreements or covenants hereunder; or

(d)          (Long Stop Date) If the Closing has not occurred on or before 11:59 p.m. on August 9, 2021 (the “Long Stop Date”), then by either Buyer, on the one hand, or the Sellers’ Representatives, on the other hand; provided that, (A) in the event that at the Long Stop Date all of the conditions in Section 7.2 other than Section 7.2(c) or Section 7.2(e) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by Buyer, then Buyer may, by written notice to the Sellers’ Representatives, extend the Long Stop Date to October 8, 2021 and (B) this termination right shall not be available (i) to the Buyer if the Sellers’ Representatives have the right to terminate this Purchase Agreement pursuant to Section 9.1(b) or (ii) to the Sellers’ Representatives if Buyer has the right to terminate this Purchase Agreement pursuant to Section 9.1(b).

9.2          Notice of Termination. Buyer, on the one hand, and the Sellers’ Representatives, on the other hand, shall, if desiring to effect a termination of this Purchase Agreement pursuant to Section 9.1 give written notice of such termination to the other.

9.3          Alternative Investment. The terms and conditions set forth on Annex M shall apply in the circumstances described therein.

9.4         Effect of Termination. If this Purchase Agreement is validly terminated pursuant to Section 9.1, each Party’s further rights and obligations hereunder, other than Article I, this Article IX and Article X, shall automatically terminate and be of no further force or effect; provided, however, that, except as set forth in Annex M, such termination shall not affect any rights or obligations of a party with respect to a counterparty’s uncured willful material breach prior to such termination.

Article X.

Miscellaneous

10.1        Sellers’ Representatives.

(a)          Each Seller hereby irrevocably appoints Mr. Sangil Ahn and Altos Korea, as its representatives (each, the “Sellers’ Representative”, and collectively, the “Sellers’ Representatives”) to jointly act on its behalf for all purposes under this Purchase Agreement, including for the purposes of:

(i)            delivering payment instructions to Buyer in connection with the payment of sums due hereunder and thereunder;

(ii)           accepting notices on Sellers’ behalf;

(iii)         executing and delivering all amendments, waivers, certificates and documents that Sellers’ Representatives deem necessary or appropriate in connection with the consummation of the Transaction, including waivers of any Conditions; working with the Buyer Parties to resolve any issues relating to the determination and final accounting of the Final Adjusted Cash Component and the components thereof;

(iv)          undertaking, compromising, defending and settling any such suit or proceeding on behalf of the Sellers arising under this Purchase Agreement (including under Article VIII); and

(v)           taking any and all actions and doing any and all other things provided in or contemplated by this Purchase Agreement to be performed by Sellers.

(b)          The Sellers’ Representatives will have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Purchase Agreement, and all actions taken by the Sellers’ Representatives under this Purchase Agreement will be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and no Seller will have the right to object, dissent, protest, or otherwise contest the same. The Sellers’ Representative will take any and all actions that they believe are necessary or appropriate under this Purchase Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Purchase Agreement by the Sellers’ Representatives or any Sellers, interpreting all of the terms and provisions of this Purchase Agreement, authorizing payments to be made with respect to this Purchase Agreement, defending all claims against the Sellers in accordance with Article VIII, consenting to, compromising, or settling all claims, conducting negotiations with the Buyer Parties and its agents regarding such claims, dealing with the Buyer Parties under this Purchase Agreement with respect to all matters arising under this Purchase Agreement, taking any and all other actions specified in or contemplated by this Purchase Agreement, and engaging counsel, accountants, or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Sellers’ Representatives will have full power and authority to interpret all the terms and provisions of this Purchase Agreement and to consent to any amendment of this Purchase Agreement or thereof on behalf of all of the Sellers.

(c)          Without limiting the generality of this Section 10.1, the Sellers agree that the Sellers’ Representatives will act as representative of the Sellers for all purposes under Article VIII. Each Buyer Party agrees that any claim made by it under this Purchase Agreement will be made exclusively through the Sellers’ Representatives acting on behalf of the Sellers (and the Sellers agree that any such claim against the Sellers by Buyer may be made by providing notice of such claim to the Sellers’ Representatives); provided, however, that Buyer may, in its sole discretion, elect to pursue claims directly against a responsible Seller, if applicable.

(d)          The Sellers’ Representatives are appointed and constituted the true and lawful attorneys-in-fact of each Seller, with full power in his, her, or its name and on his, her, or its behalf to act according to the terms of this Purchase Agreement in the absolute discretion of the Sellers’ Representatives and in general to do all things and to perform all acts reasonably necessary in connection with the exercise of the authorities conferred upon the Sellers’ Representatives under this Section 10.1. This power of attorney and all authority conferred is granted and will be irrevocable and will not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability, or protective supervision) or any other event. Each Seller waives any and all defenses that may be available to contest, negate, or disaffirm the action of the Sellers’ Representatives taken in good faith under this Purchase Agreement. Notwithstanding the power of attorney granted in this Section 10.1, no agreement, instrument, acknowledgement, or other act or document will be ineffective by reason only of the Sellers having signed or given such document directly instead of the Sellers’ Representatives.

(e)           Any action taken or determination made by the Sellers’ Representatives under the authority granted in this Section 10.1 will be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller. Buyer may rely upon such action or determination of the Sellers’ Representatives as the action or determination of such Person.

(f)           Each Seller shall, severally, indemnify and hold harmless each Sellers’ Representative with respect to any Losses against such Sellers’ Representative, including reasonable attorneys’ fees and costs, arising from any decision, act, consent or instruction of such Sellers’ Representative pursuant to this Section 10.1 or that is otherwise related to actions taken in good faith by such Sellers’ Representative in its capacity as Sellers’ Representative, unless such Losses arise from gross negligence or willful misconduct of such Sellers’ Representative.  No Sellers’ Representative shall be liable to any Seller for any act done or omitted hereunder as a Sellers’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(g)           No Sellers’ Representatives shall be entitled to any fee from any Seller or Buyer under this Purchase Agreement in their capacity as such.

10.2         Matters relating to Prior Agreements. Effective only upon the Closing of this Purchase Agreement,

(a)          notwithstanding (i) the terms of the Prior SSAs and the Prior SHAs to which a Seller is a party, (ii) the rights and preferences of the Series A Preferred Shares or the Series B Preferred Shares, as applicable, and (iii) the Articles (the documents described in clauses (i), (ii) and (iii) collectively, the “Relevant Documents”), each Seller irrevocably and unconditionally waives any preemptive rights, rights of first refusal, tag along rights, consent rights, veto rights, notice requirements or any other claims, rights or objections whatsoever it has or may have under any Relevant Documents, in connection with, relating to or arising from the Transaction; and

(b)         notwithstanding any provision to the contrary set forth in the Relevant Documents, each Seller who is a party to the such Prior SHAs or Prior SSAs irrevocably and unconditionally consents to the termination of, and hereby terminates, each of the Prior SHAs and Prior SSAs to which it is a party.

10.3       Several Obligations. Except as otherwise expressly provided in this Purchase Agreement, and notwithstanding anything set forth in this Purchase Agreement to the contrary, each Seller’s obligations hereunder shall be several, in proportion to such Seller’s pro forma percentage ownership of the Sale Shares and the Shares that would be issued upon the full exercise of Vested Options outstanding as of immediately prior to the Closing, and not joint.

10.4         Expenses and Taxes. Except as otherwise expressly provided in this Purchase Agreement, each Party shall be responsible for its own Taxes, levies, assessments, duties, tariffs, imposts, fees, costs and expenses imposed, levied, assessed or incurred on or by such Party for or in connection with the negotiation, preparation, execution and performance of this Purchase Agreement, including fees and disbursements of legal counsel, regardless of whether the Transaction is consummated.

10.5         Entire Agreement. This Purchase Agreement (including all Joinders) and the Ancillary Agreements constitute the entire understanding and agreement among the Parties and supersedes any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof to the extent inconsistent with or contradictory to this Purchase Agreement.

10.6         Incorporation by Reference. The Annexes and Schedules attached hereto or referred to herein are deemed to be a part of this Purchase Agreement and are incorporated herein by reference. Each Joinder executed and delivered in accordance with this Purchase Agreement shall be deemed a part of this Purchase Agreement and incorporated by reference herein and the Shareholder executing and delivering such Joinder shall be deemed a Seller party to this Purchase Agreement for all purposes as if such Shareholder was a direct signatory hereto on the Effective Date.

10.7         Modifications. This Purchase Agreement shall not be modified, amended, cancelled or altered in any way except by an instrument in writing signed by Buyer and the Sellers’ Representatives.

10.8         Waiver. Except where a specific period for action or inaction is provided in this Purchase Agreement, neither the failure nor any delay on the part of any party in exercising any right, power, or privilege under this Purchase Agreement or the documents referred to in this Purchase Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. The failure of a party to exercise any right conferred in this Purchase Agreement within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.9         Assignment. No Party may assign this Purchase Agreement or any right or obligation hereunder without the prior written consent of the other Parties, and any attempted assignment in violation of the foregoing shall be void; provided, that Buyer may without the consent of any other Party, prior to the Closing, assign its rights and obligations to acquire the Sale Shares to one of Match’s controlled Affiliates organized under the laws of Korea, after which assignment such assignee Affiliate of Match shall be deemed Buyer for all purposes of this Purchase Agreement; it being understood that no such assignment will relieve Match of its obligations hereunder.

10.10       Severability. If any provision hereof is found invalid, illegal or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Purchase Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible.

10.11       Governing Law. This Purchase Agreement and all disputes arising out of or in connection with this Purchase Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York in the United States of America, without giving effect to any choice or conflict of law provision, rule or principle that would result in the application of the Laws of any jurisdiction other than the State of New York.

10.12       Arbitration. All disputes arising out of or related to the Purchase Agreement shall be finally settled by arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) by three (3) arbitrators with the claimant(s), on the one hand, and the respondent(s), on the other hand, each being entitled to designate one (1) arbitrator, while the third arbitrator will be selected by agreement between the two designated arbitrators; provided, however, in the event any Party fails to appoint an arbitrator within twenty (20) Business Days of receipt of a written notice requesting arbitration, or if the two arbitrators cannot reach an agreement with respect to the third arbitrator on or prior to 5:00 p.m. (Hong Kong time) on the twentieth (20th) Business Day following the appointment of the first two arbitrators, the appointment of such arbitrator shall be made by the HKIAC pursuant to the HKIAC Administered Arbitration Rules and the Procedures for Administration of International Arbitration of the HKIAC. The nationality of the presiding arbitrator shall not be same as either the applicant or the respondent. The language of the arbitration shall be English. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), its reasonable attorneys’ fees and costs, including the costs of the arbitration. Judgment on any arbitral award may be entered in any court having jurisdiction. The Parties shall keep confidential: (i) the fact that any arbitration occurred; (ii) any awards awarded in the arbitration; (iii) all materials used, or created for use in the arbitration; and (iv) all other documents produced by another party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be legally required (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority. Notwithstanding the foregoing, each Party shall have the right to seek temporary relief from any court of competent jurisdiction, and this shall not be deemed or construed as incompatible with, or operate as a waiver of, the foregoing agreement to arbitrate.

10.13       WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS CONTROLLED AFFILIATES, IF ANY, TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES, IF ANY, SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS PURCHASE AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.14       No Third Party Beneficiary. This Purchase Agreement shall be binding upon, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns. Nothing contained in this Purchase Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any Party to, any person or entity other than the Parties and their respective successors and permitted assigns; provided that each Party acknowledges and agrees that each Indemnified Party and Released Person shall be deemed, and hereby is, an intended third party beneficiary of Article VIII.

10.15       Notices. All notices, demands, requests, consents, approvals or other communications hereunder shall be in writing and shall be given by personal delivery, express courier or email, to the Parties at the following addresses or to such other address as may be designated by written notice given by any Party to the other Party:

(a)	If to Sellers, to the following Sellers’ Representatives who shall receive such notices, demands, requests, consents or other communications on behalf of each Seller:

(1)	Mr.Sangil Ahn Address: 20F, Asem Tower, 517, Yeongdong-daero, Gangnam-gu,
Seoul
Tel: +82 70-4485-9607 Email: sam@hpcnt.com
(2)	Altos Korea Opportunity Fund, LP Attention: General Counsel Address: 2882 Sand Hill Rd, Suite 100, Menlo Park, CA, 94025 Tel: +1 (650) 234-9771 Email: GC@altos.vc with a copy to (which shall not constitute notice hereunder):

Sullivan & Cromwell (Hong Kong) LLP
Attention: Garth W. Bray
Address: 20th Floor, Alexandra House,
18 Chater Road, Central, Hong Kong
Tel: +852 2826 8688
Email: brayg@sullcrom.com

(b)	If to Match or Buyer:

c/o Match Group, Inc.
Attention: General Counsel
Address: 8750 North Central Expressway, Suite 1400
Dallas, TX 75231
Email: jared.sine@match.com

with a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP
Attention: Jason Silvera, Sean Denvir
Address: 10250 Constellation Place
Los Angeles, CA 90067
Email: jason.silvera@lw.com; sean.denvir@lw.com

All such notices, demands, requests, consents or other communications hereunder will be deemed to have been duly given (i) if delivered personally or by express courier service, when actually delivered to the relevant address (or, if delivery is refused, upon presentment), and (ii) if delivered by electronic mail, at the time the email was sent (in the absence of any error message), but only if the recipient thereafter confirms receipt (excluding by way of any out-of-office or other machine-generated return email).

10.16       Counterparts. This Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.17      Confidentiality of Transaction Information. Each Party to this Purchase Agreement agrees that it shall keep confidential and shall not disclose, disseminate, or cause to be disclosed, information acquired or developed in process of due diligence, negotiating, executing and performing this Purchase Agreement, or about the existence and terms of (including the names of the Parties), and any negotiations with respect to, this Purchase Agreement, any term sheet entered into pursuant to the Transaction, all annexes and schedules attached hereto and thereto, and the Transaction (collectively, the “Confidential Transaction Information”). Notwithstanding the foregoing, the Parties may disclose:

(a)           the Confidential Transaction Information reasonably necessary to perform its obligations hereunder; provided that the Party disclosing the Confidential Transaction Information shall promptly provide the Buyer and the Sellers’ Representatives with written notice of such fact;

(b)           the Confidential Transaction Information legally compelled or required pursuant to any Law or applicable rule of any stock exchange to disclose, or requested from Governmental Authorities to disclose; provided that the Party responding to such obligation or request to disclose shall promptly provide Buyer and the Sellers’ Representatives with written notice of such fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy;

(c)           the Confidential Transaction Information which enters the public domain without breach of confidentiality by the restricted Party; or

(d)           the Confidential Transaction Information to any Person to which disclosure is approved in writing by Buyer and the Sellers’ Representatives.

The confidentiality obligations of each Party with respect to any Confidential Transaction Information shall survive two (2) years following the termination of this Purchase Agreement.

10.18       Confidentiality Obligations of Sellers. In further consideration for the payment of the Aggregate Consideration hereunder and in order to protect the value of the Shares acquired by the Buyer (including the goodwill inherent in the Company Group as of the Closing), effective upon the Closing and for two (2) years thereafter, each Seller agrees that, (i) as an owner of Shares, each Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Company Information) of the Company, its current and future, direct and indirect, subsidiaries, parent (including, without limitation, Buyer), and related entities, (ii) unless such Seller first secures the written consent of an authorized representative of Buyer, such Seller shall not disclose to others, any Confidential Company Information, except to the extent such disclosure is required by Law, any Order, any Governmental Authority or the rules of any applicable stock exchange (in which event each Seller shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate, at the sole cost and expense of the Company, with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements), and (iii) such Seller shall use all reasonable care to keep confidential and safeguard Confidential Company Information.

10.19       Fulfillment of Obligations. Any obligation of Sellers under this Purchase Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of Sellers (including, prior to the Closing, any of the Company and its Subsidiaries) shall be deemed to have been performed, satisfied or fulfilled by Sellers.

10.20       Failure to Pay. In the event any Party fails to perform any payment obligation in accordance with this Purchase Agreement within the terms provided herein, a default interest at the rate of seven and one half percent (7.5%) per annum shall accrue on a daily basis from the due date until such time as such payment obligation is satisfied in full.

10.21       Specific Performance. Each Party acknowledges and agrees that each Party will be irreparably damaged in the event any of the provisions of this Purchase Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Parties shall be entitled to an injunction to prevent breaches of this Purchase Agreement, and to specific enforcement of this Purchase Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction. All remedies, either under this Purchase Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.22       Existing Agreements. Each Seller hereby irrevocably consents to, and waives any rights (including any right of consent, approval or notice) it may have under any agreement among all or a part of themselves or with the Company in connection with, the transactions contemplated by this Purchase Agreement.

10.23       Representation by Counsel. Each Party to this Purchase Agreement represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Purchase Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that it is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Purchase Agreement and has executed this Purchase Agreement free from coercion, duress, or undue influence.

10.24       Match Guaranty.

(a)           Match hereby absolutely, unconditionally and irrevocably guarantees, for good and valuable consideration, the receipt of which is hereby acknowledged, to the Sellers, the due and punctual performance, observance of and compliance with all of the obligations, covenants, agreements and undertakings of the Buyer pursuant to this Purchase Agreement and the Ancillary Agreements to which it is a party, including in connection with any claim by the Sellers for a breach of this Purchase Agreement and the Ancillary Agreements to which it is a party, which for the avoidance of doubt shall include the full and timely performance of the payment, delivery and other obligations of the Buyer under Article II, Article III, Article IV, Article VI, Article VIII and Annex M of this Purchase Agreement (collectively, the “Guaranteed Obligations”); provided that any defense, exception or limitation on the Buyer’s obligations under this Purchase Agreement shall apply equally to Match’s obligations pursuant to this Section 10.24. Match’s obligations pursuant to this Section 10.24 shall become immediately effective and the Sellers may enforce against Match, including collecting such payment from Match, regardless of whether an action is brought against the Buyer.

(b)           Buyer agrees that any of the Guaranteed Obligations which may not be enforceable against or recoverable from Buyer for any reason (other than due to any limitations or restrictions imposed by this Purchase Agreement), including (i) any defect in or want of powers of Buyer or irregular exercise of such powers; (ii) any lack of authority on the part of any person purporting to act on behalf of Buyer; (iii) any legal or other limitation, disability or incapacity, or any change in the constitution, structure or ownership of, or any amalgamation or reconstruction of Buyer; (iv) Buyer taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency; (v) the existence of any claim, set-off or other right which Match may have at any time against Buyer, whether in connection with this Purchase Agreement or otherwise; (vi) any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance; or (vii) any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defense to a guarantor, shall nevertheless be enforceable against and recoverable from Match as if the same were fully valid and enforceable and Match were the principal obligor or debtor in respect thereof. Notwithstanding the foregoing, and for the avoidance of doubt, Match will have the benefit of all defenses, exceptions and limitations with respect to the Guaranteed Obligations that Buyer has under this Purchase Agreement.

(c)           Sellers shall not be obliged to take any steps to enforce any right or remedy against Buyer or any other person before enforcing the provisions in this Section 10.24. Match hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations, notice of or proof of reliance by the Sellers upon this guarantee or acceptance of this guarantee, and any rights which it may have to require prior exhaustion of remedies by Sellers. The guarantee set forth in this Section 10.24 is a continuing one and will remain in full force and effect until all Guaranteed Obligations have been irrevocably discharged in full, including the indefeasible payment and satisfaction in full of the payment obligations, will be binding upon Match and its successors and assigns, and will inure to the benefit of, and be enforceable by, the Sellers and their successors and assigns. The guarantee set forth in this Section 10.24 shall be in addition to and independent of all other security which Sellers may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

SELLERS

/s/ Sangil Ahn
Sangil Ahn

/s/ Hyeontaek Yong
Hyeontaek Yong

/s/ Kangsik Jung
Kangsik Jung

ALTOS KOREA OPPORTUNITY FUND, L.P.
By:	Altos Korea Management Partners, LLC
Its:	General Partner

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Member

ALTOS KOREA OPPORTUNITY FUND 3, L.P.
By:	Altos KOF3 Management Partners, LLC
Its:	General Partner

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Member

ALTOS KOREA OPPORTUNITY FUND 4, L.P.
By:	Altos KOF4 Management Partners, LLC
Its:	General Partner

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Member

ALTOS HYBRID, L.P.
By:	Altos Hybrid GP, LLC
Its:	General Partner

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3, L.P.
By:	Altos Hybrid 3 GP, LLC
Its:	General Partner

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID D, LLC
By:	Altos Hybrid GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID HCB, LLC
By:	Altos Hybrid GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Member

ALTOS HYBRID G, LLC
By:	Altos Hybrid GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Member

ALTOS HYBRID 2 P-FIO, LLC
By:	Altos Hybrid 2 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID BL, LLC
By:	Altos Hybrid GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3 GS, LLC
By:	Altos Hybrid 3 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 2 V, LLC
By:	Altos Hybrid 2 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID BF, LLC
By:	Altos Hybrid GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3 M, LLC
By:	Altos Hybrid 3 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3 I, LLC
By:	Altos Hybrid 3 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3 GB, LLC
By:	Altos Hybrid 3 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3 B, LLC
By:	Altos Hybrid 3 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

ALTOS HYBRID 3 T, LLC
By:	Altos Hybrid 3 GP, LLC
Its:	Manager

By:	/s/ Hodong Na
Name: Hodong Na
Title: Managing Director

SB GLOBAL STAR FUND

By:	/s/ Joonpyo Lee
	Name:	Joonpyo Lee
	Title:	CEO of SoftBank Ventures Asia Corp., acting in its capacity as a general partner

GROWTH ACCELERATION FUND

By:	/s Joonpyo Lee
	Name:	Joonpyo Lee
	Title:	CEO of SoftBank Ventures Asia Corp., acting in its capacity as a general partner

BUYER

MG KOREA SERVICES LIMITED

By:	/s/ Jared Sine
	Name:	Jared Sine
	Title:	Representative Director

MATCH

MATCH GROUP, INC.

By:	/s/ Jared Sine
	Name:	Jared Sine
	Title:	Chief Legal Officer and Secretary